Exhibit 2.1
Execution Version
Stock Purchase Agreement
by and between
LIN Television Corporation
and
InterMedia Partners VII, L.P.
for the purchase and sale of
all of the outstanding capital stock of
WAPA America, Inc., S&E Network, Inc. and LIN Television of San Juan, Inc.
Date: October 18, 2006

i

(continued)

(continued)

(continued)

Exhibits
Exhibit A	Form of § 1445 Certificate
Exhibit B	Form of Transition Services Agreement

Disclosure Schedules
Schedule 1.1(a)	FCC Authorizations
Schedule 1.1(b)	Knowledge of Seller
Schedule 1.1(c)	Permitted Exceptions
Schedule 1.1(d)	Subsidiaries
Schedule 3.3	Working Capital Adjustment
Schedule 5.3	Conflicts; Consents of Third Parties
Schedule 5.4(a)	Ownership and Transfer of Shares
Schedule 5.4(b)	Sufficiency
Schedule 5.6(a)	Subsidiaries Capitalization
Schedule 5.6(b)	Subsidiary Liens
Schedule 5.7	Financial Statements
Schedule 5.8	Absence of Certain Changes
Schedule 5.9	Taxes
Schedule 5.10	Real Property
Schedule 5.11(a)	Tangible Personal Property
Schedule 5.11(b)	Personal Property Leases
Schedule 5.11(c)	Rights to Use Tangible Personal Property
Schedule 5.12(a)	Intellectual Property
Schedule 5.12(c)	Ownership of Intellectual Property
Schedule 5.12(e)	Validity and Enforceability of Registered Intellectual Property
Schedule 5.12(f)	Unauthorized Use of Intellectual Property
Schedule 5.13(a)	Material Contracts
Schedule 5.13(b)	Notices of Default
Schedule 5.14(a)	Company Benefit Plans
Schedule 5.14(f)	Acceleration or Vesting of Provisions of Company Benefit Plans
Schedule 5.14(g)	Post Retirement Benefits Coverage
Schedule 5.15(a)	Collective Bargaining Agreements
Schedule 5.15(b)	Labor
Schedule 5.16	Litigation
Schedule 5.17(a)	Compliance with Laws
Schedule 5.17(b)	Permits
Schedule 5.18	Environmental Matters
Schedule 5.19	Compliance with Communications Act
Schedule 5.21(a)	Affiliate Interests and Transactions
Schedule 5.21(b)	Notes Payable, Accounts Receivable, Advances
Schedule 5.22	Insurance
Schedule 6.3	No Conflicts; Consents
Schedule 7.2	Conduct of Business Pending the Closing
Schedule 7.3	Estoppels
Schedule 7.11	Continuing Employees
Schedule 7.14	Intercompany Contracts
Schedule 8.1(h)	Required Consents

v

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”), dated as of October 18, 2006, is made by and between LIN Television Corporation, a Delaware corporation (“Seller”), and InterMedia Partners VII, L.P., a Delaware limited partnership (“Purchaser”).
W I T N E S S E T H :
     WHEREAS, Seller owns all of the outstanding capital stock (the “Shares”) of WAPA America, Inc., a Delaware corporation (“WAPA”), S&E Network, Inc., a Puerto Rico corporation (“S&E Network”), and LIN Television of San Juan, Inc., a Delaware corporation (“LIN TV of San Juan” and, together with WAPA and S&E Network, collectively the “Companies”);
     WHEREAS, the Companies and the Subsidiaries are licensees and operators of the television broadcast stations WAPA-TV, WIRS, WTIN, WJWN-TV, WNJX-TV, WJPX and WKPV in Puerto Rico and their associated DTV facilities (collectively, the “Stations”) pursuant to certain authorizations issued by the FCC and conduct other activities, including without limitation programming and production services, and the business of WAPA America, a Spanish language programming service for satellite and cable distribution in the United States (all of the foregoing businesses, including the Stations, the “Business”);
     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth; and
     WHEREAS, certain terms used in this Agreement are defined in Section 1.1.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
     “Accrued Sales Volume Bonus Amount” means the amount shown on the line item of the Balance Sheet entitled “Accrued Sales Volume Bonus” as such amount is or would be reflected on a balance sheet of Televicentro prepared as of the Closing Date in a manner consistent with the preparation of the Balance Sheet and GAAP.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting stock, ownership interest or securities, by contract or otherwise.
     “Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code and any comparable or analogous group under state, Commonwealth of Puerto Rico, local or foreign tax law.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.
     “Business Intellectual Property” means Intellectual Property used by any of the Companies or the Subsidiaries in the conduct and operation of the Business, including all proprietary rights in and to the call letters “WAPA-TV,” “WIRS,” “WTIN,” “WJWN-TV,” “WNJX-TV,” “WJPX” and “WKPV” and the Software and other Technology used by the Companies and the Subsidiaries in the conduct and operation of the Business.
     “Canovanas Property” means the real property located at Cubuy Ward, Municipality of Loiza, Puerto Rico, recorded at page 142 of book 87 of Canovanas, Registry of Property of Carolina II, Property Number 4790.
     “Clayton Act” means the Clayton Act of 1914, as amended.
     “Closing Working Capital” means the sum of all Current Assets of the Companies and the Subsidiaries minus the sum of all Current Liabilities of the Companies and the Subsidiaries, in each case as of the Effective Time (and after giving effect to all payments made on the Closing Date), and computed on a basis consistent with (i) the preparation of the Balance Sheet, (ii) GAAP and (iii) the example set forth on Schedule 3.3; provided, that in the event of any inconsistency between (i), (ii) and (iii), the handling of specific account descriptions in Schedule 3.3 shall prevail.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Continuing Employees” means those individuals (or their replacements) who are employed by any of the Companies or the Subsidiaries immediately before the Closing and set forth on Schedule 7.11 of the Disclosure Schedules, as the same may be supplemented by Seller.
     “Contract” means any contract, agreement, arrangement, understanding, indenture, note, bond, lease or commitment, whether written or oral.
     “Credit Agreement” means that certain Credit Agreement dated as of November 4, 2005 among Seller, as Borrower, Televicentro as the Permitted Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent, as an Issuing Lender and as Swingline Lender.
     “Current Assets” means cash and cash equivalents; accounts receivable (excluding receivables due from Seller or any of Seller’s Affiliates or from any of the Companies or the Subsidiaries and barter receivables) including any amounts that will be receivable by the

Companies or the Subsidiaries with respect to advertising that has been aired on the Stations prior to the Effective Time but for which no invoices have yet been produced, but excluding any amounts that relate to advertising that has not been aired as of the Effective Time regardless of whether an invoice has been produced; prepaid expenses; trade receivables (less reserves applicable to trade receivables); net current Tax credits; miscellaneous receivables and other items that would be classified as “current assets” under GAAP.
     “Current Liabilities” means accounts payable as determined in accordance with GAAP, consistently applied, including all amounts that should be reserved for under GAAP, including the amount of $133,000 related to damage caused by a rock slide in 2005 on Monte Jayuya, Jayuya, Puerto Rico affecting the Jayuya Ch 42 (WIRS-TV) transmitter site, to the extent such damage is not repaired prior to Closing, the Accrued Sales Volume Bonus Amount (excluding accounts or notes payable from any of the Companies or Subsidiaries to Seller or any of Seller’s Affiliates that are cancelled pursuant to the terms hereof and barter payables) and other accrued liabilities; accrued wages and related items (including bonuses and health insurance reserve), net current tax obligations (such as income, sales and property taxes) and other accrued expenses and liabilities that would be classified as “current liabilities” under GAAP (but excluding the current portion (including interest) of interest-bearing Indebtedness).
     “Designated Licensed IP” means any Program Rights or other Intellectual Property that is licensed to any of the Companies or Subsidiaries by a third party pursuant to a license agreement that remains in effect, excluding any Licensed PR Program Rights.
     “Effective Time” means 5:00 p.m. (New York, New York time) on the Closing Date.
     “Environmental Claim” means any judicial, administrative, regulatory, or arbitral actions, suits, claims, demands, investigations, hearings, proceedings, notices of violation, penalty assessments, notice letters and written information requests (whether civil, criminal, judicial, whether public or private) by or before a Governmental Body and arising under Environmental Law.
     “Environmental Law” means any applicable federal, state, Commonwealth of Puerto Rico, or local statute, regulation, ordinance, rule of common law or other legal requirement relating to the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as to each, as amended and the regulations promulgated pursuant thereto.
     “FCC” means the Federal Communications Commission.
     “FCC Authorizations” means the Permits issued by the FCC set forth on Schedule 1.1(a) of the Disclosure Schedules held by the Companies or the Subsidiaries.
     “Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914, as amended.

     “Final Order” means an action by the FCC as to which (i) no request for stay of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed; (iii) the FCC does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC’s action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or regulation, it has passed.
     “GAAP” means generally accepted accounting principles and practices in the United States as of the date hereof.
     “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, national, state, Commonwealth of Puerto Rico, local, municipal or similar, or foreign, or any agency, instrumentality or authority thereof, or any court, tribunal, or arbitral (public or private) or judicial body (including any grand jury or similar body).
     “Hacienda” means the Puerto Rico Department of Treasury.
     “Hazardous Substance” means any material, substance or waste defined, classified, characterized or regulated as “hazardous,” “toxic,” or a “pollutant” or “contaminate” under Environmental Laws, including gasoline diesel fuel or other petroleum hydrocarbons, polychlorinated biphynols (PCBs) and asbestos.“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Income Tax Return” means any Tax Return filed with respect to Income Taxes.
     “Income Taxes” means any Taxes imposed on net income.
     “Indebtedness” of any Person means, without duplication, (i) the principal of, interest on and premium (if any) in respect of indebtedness of such Person for money borrowed whether or not evidenced by notes, debentures, bonds or other similar instruments; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business and that are not delinquent); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is directly or indirectly responsible or liable as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
     “Indemnification Claim” means a Third Party Claim or other claim for indemnification pursuant to Article IX.

     “Intellectual Property” means (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) trademarks, service marks, trade names, slogans, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights (whether or not registered) and registrations and applications therefor, works of authorship and mask work rights, (iv) know-how and other proprietary and confidential information, in each case that has been maintained in confidence and that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure, (v) publicity rights and rights of privacy, and (vi) any other corresponding or equivalent rights to any of the foregoing in subsection (i) through (v) above.
     “IRS” means the U.S. Internal Revenue Service.
     “Knowledge of Seller” means the actual knowledge of those Persons identified on Schedule 1.1(b) of the Disclosure Schedules and the knowledge that would be obtained after reasonable inquiry.
     “Law” means any law, statute, executive order, code, ordinance, rule or regulation of any Governmental Body.
     “Legal Proceeding” means any judicial, administrative, regulatory, or arbitral actions, suits or proceedings (whether civil, criminal, judicial, whether public or private) by or before a Governmental Body.
     “Liability” means any Indebtedness, debt, liability or obligation, whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, determined or determinable, matured or unmatured, asserted or unasserted, known or unknown or due or to become due and regardless of whether required by GAAP to be reflected in a balance sheet or disclosed in the related notes, and including all costs and expenses relating thereto.
     “Licensed PR Program Rights” means any Program Rights or other Intellectual Property rights with respect to television programs, feature films, shows or other television programming or other content produced or developed by a third party producer based in Puerto Rico that is licensed to any of the Companies or Subsidiaries by such producer pursuant to a license agreement that remains in effect.
     “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, option, right of first refusal, easement, servitude or transfer restriction or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise.
     “Losses” means all losses, liabilities, obligations, damages, notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements.
     “Market MVPD System” means any U.S. cable television system, wireless cable system, DBS operator or SMATV system operating within the Stations’ markets, as defined in 47 C.F.R. Sections 76.55(e) and 76.66(e).

     “Material Adverse Effect” means any event, change, circumstance, effect or state of facts that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to (i) the business, operations, assets, properties, results of operation, financial condition or liabilities of the Companies and the Subsidiaries (taken as a whole) or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development or event arising out of or attributable to an Excluded Matter. “Excluded Matter” means any one or more of the following: (A) the effect of any change in the United States (including for this purpose the Commonwealth of Puerto Rico) or foreign economies or securities or financial markets in general; (B) the effect of any change that generally affects the industry in which any of the Companies or the Subsidiaries operates; (C) the effect of any change arising in connection with any hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (D) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to any of the Companies or the Subsidiaries; (E) the effect of any changes in applicable Laws or accounting rules; and (F) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; provided that, with respect to each of the items in (C) and (E), such Excluded Matter does not have a disproportionate impact or effect on the Companies and the Subsidiaries taken as a whole.
     “National Labor Relations Act” means the U.S. National Labor Relations Act of 1935, as amended (29 U.S.C. §§ 151-169).
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
     “Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent in manner and amount with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.
     “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body material to the operation of the Business as currently conducted.
     “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance listed on Schedule 5.10 of the Disclosure Schedules ; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business for sums not yet delinquent; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body that appear in the public real property records and that do not in any material respect adversely affect, impair or interfere with the use of the property subject thereto for the operation of the Business; (v) Liens filed in connection with capital leases; (vi) Liens of public record (other than those described in clause (i) above) disclosed in the title searches issued by Hato Rey Title Insurance Agency, Inc., dated (a) 2 October 2006, No. 06-24010, and (b) 3 October 2006, No. 06-23506, regarding the Owned Property; (vii) such other Liens, imperfections in title, charges, easements, restrictions and encumbrances that do not materially adversely affect the current use of the property affected thereby; (viii) Liens to be released at Closing related to the Credit Agreement and related documentation and agreements; (ix) any other matters disclosed on Schedule 1.1(c) of the Disclosure Schedules; and (x) any matters disclosed on the survey to be prepared on the Owned Property located in the Pueblo Viejo ward of Guaynabo pursuant to Section 8.1(i), provided such matters do not materially adversely affect the current use of such property; provided, however, that at Closing Permitted Exceptions shall in no event include Liens securing Indebtedness of the Seller or any of its Affiliates (including the Companies and the Subsidiaries).
     “Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint enterprise, joint-stock company, trust, unincorporated organization, Governmental Body or other entity and including any successor, by merger or otherwise, of any of the foregoing.
     “PR-Code” means the Puerto Rico Internal Revenue Code of 1994, as amended.
     “Program Rights” means all rights of the Companies and the Subsidiaries as of the date hereof or obtained by the Companies or the Subsidiaries between the date hereof and the Closing Date in accordance with this Agreement, to broadcast and rebroadcast television programs, feature films, shows or other television programming as part of the programming of the Business.
     “Release” when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. 9601(22), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. 9601(22).
     “Sherman Act” means the Sherman Antitrust Act of 1890, as amended.
     “Software” means any and all of the following that are used by the Companies and the Subsidiaries in the conduct and operation of the Business: (i) computer programs and licenses, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.
     “Subsidiary” means each Person set forth on Schedule 1.1(d) of the Disclosure Schedules.
     “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.
     “Taxes” means all federal, state, Commonwealth of Puerto Rico, local, municipal or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real and personal property, municipal and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection therewith.
     “Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable and whether or not reduced to practice), apparatuses, creations, improvements, works of authorship and other similar materials that are used by the Companies and the Subsidiaries in the conduct and operation of the Business.
     “Televicentro” means Televicentro of Puerto Rico, LLC, a subsidiary of LIN TV of San Juan.
     “Tradeout Agreement” means any Contract of Seller pursuant to which Seller, its Affiliates, the Companies or the Subsidiaries have sold or traded commercial air time of the Business in consideration for property or services in lieu of or in addition to cash.
     “Transaction Expenses” means all fees and expenses payable by the Companies and the Subsidiaries in connection with the transactions contemplated by this Agreement, including fees and expenses payable by the Companies and the Subsidiaries to all attorneys, accountants, financial advisors and other professionals and bankers’, brokers’ or finders’ fees for Persons not engaged by Purchaser.
     “Transition Services Agreement” means the agreement between Purchaser and Seller pursuant to which Seller shall provide certain services to the Companies and Subsidiaries after Closing in the form attached hereto as Exhibit B.
     1.2 Terms Defined Elsewhere in this Agreement.
          (a) For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquired Entity	7.12(b)(i)
Act	6.5
Adjusted Purchase Price	3.3
Agreement	Preamble
Antitrust Division	7.4(a)
Antitrust Laws	5.3
Balance Sheet	5.7(b)
Balance Sheet Date	5.7(b)
Benefit Plan	5.14(a)
Business	Recitals
Closing	4.1
Closing Date	4.1
Closing Statement	3.3

Term	Section
Closing Statement Delivery Date	3.3
COBRA	7.10(b)(iii)
Communications Act	5.19(a)
Companies	Recitals
Company Benefit Plan	5.14(a)
Company Pension Plan	5.14(b)
Company Registered IP	5.12(a)
Competing Business	7.12(a)
Confidentiality Agreement	7.6
Consolidated Audited Financial Statements	7.25(b)
De Minimis Business	7.12(e)
Disclosure Schedules	Article V
DTV	5.19(b)
Elections	7.15(h)(A)
ERISA	5.14(a)
Excluded Matter	1.1 (in definition of Material Adverse Effect)
FCC Application	7.4(d)
FCC Consent	7.4(d)
Financial Statements	5.7(a)
FTC	7.4(a)
Independent Accounting Firm	3.4(d)
Initial Closing Working Capital	3.3
Leased Real Property	5.10(a)
LIN Marks	7.9
LIN TV of San Juan	Recitals
LIN TV of San Juan Common Stock	5.5(c)
Material Contracts	5.13(a)
Negative Adjustment	3.3
Notice of Disagreement	3.4(c)
Owned Property, Owned Properties	5.10(a)
Personal Property Leases	5.11(b)
Positive Adjustment	3.3
Post Closing Statement	3.4(a)
Price Allocation	7.15(h)(B)
Purchase Price	3.1
Purchaser	Preamble
Purchaser Documents	6.2
Purchaser Indemnified Parties	9.2(a)
Purchaser Plans	7.10(b)(ii)
Real Property	5.10(a)
Real Property Lease, Real Property Leases	5.10(a)
Reduced Power Digital STAs	5.8
Restricted Entities	7.12(a)
S&E Network	Recitals
S&E Network Common Stock	5.5(b)

Term	Section
S&E Network Preferred Stock	5.5(b)
Section	1.1(b)
Seller	Preamble
Seller Documents	5.2
Seller Indemnified Parties	9.3(a)
Shares	Recitals
Stations	Recitals
Tangible Personal Property	5.11(a)
Tax Proceeding	7.15(d)
Third Party Claim	9.4(a)
Title Policy	8.1(i)
WAPA	Recitals
WAPA Common Stock	5.5(a)
WARN Act	5.15(e)
          (b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
     Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
     Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
     Exhibits/Disclosure Schedules. The Exhibits and Disclosure Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Disclosure Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
     Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
     Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
     Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

     Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
     Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) such item is otherwise specifically set forth on the balance sheet or financial statements or (b) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
     (c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
SALE AND PURCHASE OF SHARES
     2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Shares.
ARTICLE III
CONSIDERATION
     3.1 Consideration. The aggregate consideration for the Shares shall be an amount in cash equal to One Hundred Thirty Million Dollars ($130,000,000) (the “Purchase Price”) plus or minus any adjustments to the Purchase Price as provided in Sections 3.3 and 3.4.
     3.2 Payment of Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver the Shares to Purchaser, free and clear of all Liens, and Purchaser, in reliance on the representations, warranties and covenants of Seller contained herein, shall purchase the Shares from Seller, for the Purchase Price. On the Closing Date, Purchaser shall pay the Adjusted Purchase Price (as defined below) to Seller by wire transfer of immediately available United States funds into an account designated in writing by Seller at least three (3) Business Days prior to the Closing.
     3.3 Closing Statement. At least two (2) Business Days before Closing (the “Closing Statement Delivery Date”), Seller shall cause to be prepared and delivered to Purchaser a statement (the “Closing Statement”) setting forth Seller’s good faith estimate of Closing Working Capital (“Initial Closing Working Capital”), prepared on a basis consistent with the preparation of the Balance Sheet, GAAP and the example set forth on Schedule 3.3 of the Disclosure Schedules, which schedule sets forth an example of the calculation of the Closing Working Capital as if the Closing Date had occurred on June 30, 2006, and the corresponding

Adjusted Purchase Price to be paid at Closing (which shall conclusively determine the Adjusted Purchase Price to be paid at Closing (subject to the procedures set forth in Section 3.4) absent manifest error) and such documentation reasonably necessary to support the calculation and adjustment. Seller shall use the latest available information as of the Closing Statement Delivery Date to calculate the Initial Closing Working Capital and the Adjusted Purchase Price. The preparation of the Closing Statement shall be for the purpose of determining the difference between zero and the Initial Closing Working Capital for the purpose of determining the Adjusted Purchase Price. If Initial Closing Working Capital is greater than zero, the Purchase Price shall be increased by the amount of such excess (such increase, a “Positive Adjustment”) and, if the Initial Closing Working Capital is less than zero, the Purchase Price shall be reduced by the absolute value of such amount (such reduction, a “Negative Adjustment”). “Adjusted Purchase Price” means the Purchase Price plus any Positive Adjustment or the Purchase Price minus any Negative Adjustment, as applicable.
     3.4 Post-Closing Adjustment of Purchase Price.
          (a) Within ninety (90) days after the Closing Date, Purchaser shall deliver to Seller a statement of Closing Working Capital (“Post Closing Statement”), prepared on a basis consistent with the preparation of the Balance Sheet, GAAP and the example set forth on Schedule 3.3 of the Disclosure Schedules, which schedule sets forth an example of the calculation of the Closing Working Capital as if the Closing Date had occurred on June 30, 2006.
          (b) Seller shall cause its employees and the employees of its Affiliates to assist Purchaser and its representatives in the preparation of the Post Closing Statement.
          (c) During the twenty (20) Business Day period following Seller’s receipt of the Post Closing Statement, Purchaser shall, and shall use its commercially reasonable efforts to cause its representatives to, provide Seller and its representatives with access to the working papers of Purchaser and its representatives relating to the Post Closing Statement and Purchaser shall cooperate with Seller and its representatives to provide them with any other information used in preparing the Post Closing Statement reasonably requested by Seller or its representatives. The Post Closing Statement shall become final and binding on the 20th Business Day following delivery thereof, unless prior to the end of such period, Seller delivers to Purchaser written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. Seller shall be deemed to have agreed with all items and amounts in the Post Closing Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 3.4(d).
          (d) During the ten (10) Business Day period following delivery of a Notice of Disagreement by Seller to Purchaser, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein. During such ten (10) Business Day period, Seller shall, and shall use its commercially reasonable efforts to cause its representatives to, provide Purchaser and its representatives with access to the working papers of Seller and its auditors relating to such Notice of Disagreement, and Seller and its auditors shall cooperate with Purchaser and its representatives to provide them with any other information used in preparation of such Notice of Disagreement reasonably requested by Purchaser or its representatives. Any disputed items resolved in writing between Seller and Purchaser within such ten (10) Business Day period shall be final and binding with respect to such items, and if Seller and Purchaser agree in writing on the resolution of each disputed item specified by Seller in the Notice of Disagreement, the amount of the Closing Working Capital so determined shall be final and binding on the parties for all purposes hereunder. If Seller and Purchaser have not resolved all such differences by the end of such ten (10) Business Day period, Seller and Purchaser shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”) their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Closing Working Capital, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Working Capital, which determination shall be final and binding on the parties for all purposes hereunder. The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 3.4(d). The Independent Accounting Firm shall be KPMG, LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by Seller and Purchaser. Seller and Purchaser shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within twenty (20) Business Days following the submission thereof. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 3.4 within the range of the difference between Purchaser’s position with respect thereto and Seller’s position with respect thereto. Seller and Purchaser agree that judgment may be entered upon the written determination of the Independent Accounting Firm in any court referred to in Section 10.3. The costs of any dispute resolution pursuant to this Section 3.4(d), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the parties in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the representatives of each party incurred in connection with their preparation or review of the Post Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
          (e) The Purchase Price shall be adjusted, upwards or downwards, as follows:
          (i) if the Closing Working Capital as finally determined pursuant to this Section 3.4 is greater than the Initial Closing Working Capital, the Purchase Price shall be adjusted upwards in an amount equal to the difference between the Closing Working Capital and the Initial Closing Working Capital, and Purchaser shall pay such amount to Seller, and
          (ii) if the Initial Closing Working Capital is greater than the Closing Working Capital as finally determined pursuant to this Section 3.4 the Purchase Price shall be adjusted downwards in an amount equal to the difference between the Initial Closing Working Capital and the Closing Working Capital, and Seller shall pay such amount to Purchaser.

          (f) Amounts to be paid pursuant to Section 3.4(e) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by Citibank N.A. as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed. Payments shall be made within three (3) Business Days of final determination of the Closing Working Capital pursuant to the provisions of this Section 3.4 by wire transfer of United States dollars in immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least three (3) Business Days prior to such payment date.
ARTICLE IV
CLOSING AND TERMINATION
     4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof (or the waiver thereof by the party entitled to waive that condition), the consummation of the sale and purchase of the Shares provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York 10153 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York time) on a date to be specified by the parties, which date shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”
     4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
          (a) At the election of Seller or Purchaser on or after the first anniversary of the date hereof, if the Closing shall not have occurred by the close of business on such date; provided, that the right to terminate this Agreement pursuant to this Section 4.2(a) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of any condition to be satisfied on or prior to such date and; provided further, that such date may be extended by Seller for up to 180 days if only the conditions to Closing set forth in Sections 8.1(d), 8.1(g), 8.2(d) and 8.2(e) remain unsatisfied or unwaived at the first anniversary of the date hereof;
          (b) by mutual written consent of Seller and Purchaser;
          (c) by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 7.5, to have such Order vacated; or
          (d) (i) by Seller, if Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within thirty (30) days following delivery to Purchaser of written notice of such breach or failure to perform and (C) has not been waived by Seller or (ii) by Purchaser, if Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 8.1, (y) cannot be or has not been cured within thirty (30) days following delivery to Seller of written notice of such breach or failure to perform and (z) has not been waived by Purchaser;
          (e) (i) by the Seller, if any of the conditions set forth in Section 8.2 shall have become incapable of fulfillment or (ii) by the Purchaser, if any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment; provided, that the right to terminate this Agreement pursuant to this Section 4.2(e) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date.
     4.3 Procedure Upon Termination. In the event of termination by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate in accordance with the terms hereof, without further action by Purchaser or Seller.
     4.4 Effect of Termination. In the event that this Agreement is validly terminated pursuant to Sections 4.2 and 4.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, that (a) Sections 5.20 and 6.6 relating to financial advisors, Section 7.6 relating to confidentiality, Section 7.8 relating to public announcements, Section 10.2 relating to fees and expenses, Section 10.3 relating to submission to jurisdiction, Section 10.5 relating to governing law, Section 10.6 relating to notices, Section 10.8 relating to third party beneficiaries, and this Section 4.4 shall remain in full force and effect and (b) no such termination shall relieve any party hereto from liability for any breach of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Purchaser that subject to those exceptions set forth in the disclosure schedules delivered by Seller concurrently herewith (the “Disclosure Schedules”):
     5.1 Organization and Good Standing.
          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of WAPA and LIN TV of San Juan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of WAPA and LIN TV of San Juan is duly qualified or authorized to do business as a corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership, lease or operation of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. S&E Network is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. S&E Network is duly qualified or authorized to do business as a corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership, lease or operation of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.
          (b) Seller has heretofore furnished to Purchaser a complete and correct copy of the certificate of incorporation, bylaws or equivalent organizational documents, each as amended to date, of the Companies and each of the Subsidiaries. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. None of the Companies or any of the Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. The transfer books and minute books of each of the Companies and the Subsidiaries that have been made available for inspection by Purchaser prior to the date hereof are true and complete, and with respect to the minute books only, in all material respects.
     5.2 Authorization of Agreement. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document, when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     5.3 Conflicts; Consents of Third Parties. Except as set forth on Schedule 5.3 of the Disclosure Schedules, none of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or bylaws or comparable organizational documents of Seller or of any of the Companies or any Subsidiary; (ii) any Order of any Governmental Body applicable to Seller or any of the Companies or the Subsidiaries or by which any of the properties or assets of Seller or any of the Companies or the Subsidiaries are bound; or (iii) any applicable Law; (b) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Seller or any of the Companies or Subsidiaries under, or result in the creation of any Lien on any property, asset or right of Seller or any of the Companies or Subsidiaries pursuant to, any Permit or Material Contract to which Seller or any of the Companies or Subsidiaries is a party or by which Seller or any of the Companies or Subsidiaries or any of their respective properties, assets or rights are bound or (c) require Seller or any of the Companies or the Subsidiaries to obtain any consent, waiver, approval, Order, Permit or authorization of, or declare or file with, or give notification to, any Person or Governmental Body, except for (i) compliance with the applicable requirements of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or Commonwealth of Puerto Rico or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, and specifically excluding the Communications Act (collectively, the “Antitrust Laws”) and (ii) the FCC pursuant to the Communications Act. No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement.
     5.4 Ownership and Transfer of Shares; Sufficiency.
          (a) Except as set forth on Schedule 5.4(a) of the Disclosure Schedules, Seller is the record and beneficial owner of all outstanding Shares, free and clear of any and all Liens other than transfer restrictions imposed by securities Laws. Seller has the power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement. Upon delivery to Purchaser of certificates for the Shares at the Closing and Purchaser’s payment of the Purchase Price in accordance with the terms of this Agreement, Purchaser shall acquire good, valid and marketable title to the Shares, free and clear of any Liens other than Liens created by Purchaser.
          (b) Except as set forth on Schedule 5.4(b) of the Disclosure Schedules or as contemplated to be provided pursuant to the Transition Services Agreement, the assets, properties and rights of the Companies and the Subsidiaries constitute all of the assets, properties and rights that are currently used in the Business or that are necessary for the operation of the Business as presently conducted. All inventories of supplies and spare parts reasonably necessary or appropriate for the operation of the Business are at levels consistent with past operation of the Business.
     5.5 Capitalization.

          (a) The authorized capital stock of WAPA consists of 5,000 shares of common stock, $0.01 par value per share (the “WAPA Common Stock”). There are 5,000 shares of WAPA Common Stock issued and outstanding and no shares of WAPA Common Stock are held by WAPA as treasury stock. All of the issued and outstanding shares of WAPA Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.
          (b) The authorized capital stock of S&E Network consists of 500,000 shares of common stock, $1.00 par value per share (the “S&E Network Common Stock”) and 500,000 shares of Class A preferred stock (the “S&E Network Preferred Stock”). There are 2,000 shares of S&E Network Common Stock issued and outstanding, no shares of S&E Network Preferred Stock issued and outstanding and no shares of S&E Network Common Stock or S&E Network Preferred Stock are held by S&E Network as treasury stock. All of the issued and outstanding shares of S&E Network Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.
          (c) The authorized capital stock of LIN TV of San Juan consists of 5,000 shares of common stock, $0.01 par value per share (the “LIN TV of San Juan Common Stock”). There are 1,000 shares of LIN TV of San Juan Common Stock issued and outstanding and no shares of LIN TV of San Juan Common Stock are held by LIN TV of San Juan as treasury stock. All of the issued and outstanding shares of LIN TV of San Juan Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.
          (d) There is no existing option, warrant, call, right or Contract to which any of the Companies is a party requiring, and there are no securities of any of the Companies outstanding that upon conversion or exchange would require, the issuance of any WAPA Common Stock, S&E Network Common Stock or LIN TV of San Juan Common Stock, as applicable, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase units of WAPA Common Stock, S&E Network Common Stock or LIN TV of San Juan Common Stock, as applicable. None of the Companies has issued or agreed to issue (i) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Company or other equity equivalent or equity-based award or right; or (ii) any bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. None of the Companies is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of WAPA Common Stock, S&E Network Common Stock or LIN TV of San Juan Common Stock, as applicable. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Companies in compliance in all material respects with all applicable federal, state and Commonwealth of Puerto Rico securities laws. Except for rights granted to Purchaser under this Agreement and any Liens (all of which will be released prior to Closing), there are no outstanding obligations of any of the Companies to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of such Company. No shares of capital stock or other equity or ownership interests of any of the Companies have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of such Company or any Contract to which such Company is a party or by which such Company is bound.

     5.6 Subsidiaries.
          (a) Schedule 5.6(a) of the Disclosure Schedules sets forth, with respect to each Subsidiary, the jurisdiction in which it is organized, the jurisdictions, if any, in which it is qualified to do business, the number and class of equity interests thereof duly issued and outstanding, the names of all equity owners and the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing entity in good standing under the laws of the jurisdiction of its organization and is duly qualified or authorized to do business as an entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership, lease or operation of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. Each Subsidiary has all requisite entity power and authority to own, lease and operate its properties and carry on its business as now conducted. The Subsidiaries are the only Persons of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Companies.
          (b) All outstanding equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such equity interests are owned by the applicable Companies free and clear of any and all Liens other than transfer restrictions imposed by securities Laws and any Liens that will be released prior to Closing which are listed on Schedule 5.6(b) of the Disclosure Schedules. There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding that upon conversion would require, the issuance of any equity interests of any Subsidiary or other securities convertible into equity interests of any Subsidiary. None of the Subsidiaries has issued or agreed to issue (i) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Subsidiary or other equity equivalent or equity-based award or right; or (ii) any bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by a Subsidiary in compliance in all material respects with all applicable federal, state and Commonwealth of Puerto Rico securities laws. There are no outstanding obligations of any of the Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any such Subsidiary except for Liens that will be released prior to Closing. No shares of capital stock or other equity or ownership interests of any of the Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Subsidiary or any Contract to which such Subsidiary is a party or by which such Subsidiary is bound.
          (c) None of the Companies (except for the Subsidiaries) or any of the Subsidiaries directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

     5.7 Financial Statements.
          (a) Seller has made available or provided to Purchaser true and complete copies of (i) the audited balance sheet for each of S&E Network and Televicentro as of December 31, 2003, 2004 and 2005 and the related audited statements of income and of cash flows for each of S&E Network and Televicentro for the years then ended and (ii) the unaudited balance sheet for each accounting division of the Business (WAPA, WJPX, MTV, S&E, WAPA America) as of June 30, 2006 and the related statement of income and cash flows for each such accounting division of the Business for the six (6) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth in the notes thereto and as disclosed in Schedule 5.7 of the Disclosure Schedules, each of the Financial Statements (i) is correct and complete in all material respects and has been prepared in accordance with the books and records of the Companies and the Subsidiaries, (ii) has been prepared in accordance with GAAP consistently applied, and (iii) presents fairly in all material respects the financial position, results of operations and cash flows of the respective accounting division, S&E Network or Televicentro, as applicable, as of the dates and for the periods indicated therein, and with respect to the unaudited balance sheets and related statements of income and cash flows for each of the accounting divisions, subject to normal year-end adjustments and the absence of footnotes.
          (b) For the purposes hereof, the unaudited balance sheet for each accounting division of the Business (WAPA, WJPX, MTV, S&E, WAPA America) as of June 30, 2006 is collectively referred to as the “Balance Sheet” and June 30, 2006 is referred to as the “Balance Sheet Date.”
          (c) None of the Companies or any of the Subsidiaries has any Liabilities that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or the notes thereto (if any) in accordance with GAAP and were not so reflected, reserved against or described, other than Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date.
          (d) The books of account and financial records of the Companies and the Subsidiaries are true and correct in all material respects and accurately reflect the transactions of the Companies and Subsidiaries in all material respects.
     5.8 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 5.8 of the Disclosure Schedules, since the Balance Sheet Date (i) the Companies and the Subsidiaries have conducted their respective businesses in all material respects only in the Ordinary Course of Business; (ii) there has not been any Material Adverse Effect; (iii) none of the Companies or any of the Subsidiaries has suffered any loss, damage, destruction or other casualty affecting the Business or any Company’s or Subsidiary’s properties or assets in excess of $100,000, whether or not covered by insurance; (iv) no Company or Subsidiary has received any written notice from any sponsor or customer whose revenues to any Company or Subsidiary is in excess of $10,000 per annum, individually or $100,000 per annum when aggregated with all other such sponsors or customers who have provided notice, as to that sponsor’s or customer’s intention not to conduct business with any Station or other component of the Business; (v) no Station has been off the air for any reason for a period of twenty-four (24)

consecutive hours or more; (vi) no Station has operated at substantially reduced power for a period of forty-eight (48) consecutive hours or more, except for the digital facilities of Stations WIRS, WTIN, WJWN-TV, WNJX-TV and WKPV, which operate at reduced power pursuant to special temporary authorizations issued by the FCC (“Reduced Power Digital STAs”); and (vii) none of the Companies or any of the Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Sections 7.2(a)(i), (ii), (iii), (v), (vi) and (viii) and Sections 7.2(b)(i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiv), (xv), (xvi), (xviii), (xix), (xx), (xxi), (xxiii) and (xxiv).
     5.9 Taxes. Except as set forth on Schedule 5.9 of the Disclosure Schedules:
          (a) each of the Companies and the Subsidiaries has timely filed all material Tax Returns required to be filed by it (taking into account requests for extensions to file such returns), all such Tax Returns are true, correct and complete in all material aspects, and all Taxes required to be paid by any of the Companies or the Subsidiaries have either been paid or are reflected in accordance with GAAP as a reserve for Taxes on the Financial Statements;
          (b) all material amounts of Taxes required to be withheld by any of the Companies or the Subsidiaries have been withheld and have been (or will be) duly and timely paid to the proper taxing authority;
          (c) no material deficiencies for any Taxes have been proposed, asserted or assessed against any of the Companies or the Subsidiaries that are still pending;
          (d) neither the Companies nor the Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign tax law or for any other reason;
          (e) neither the Companies nor the Subsidiaries are parties to or bound by any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature;
          (f) none of the Companies or the Subsidiaries have received written notice from any jurisdiction in which the Companies or the Subsidiaries do not file a Tax Return that a Tax Return must be filed in such jurisdiction;
          (g) neither the Companies nor any Subsidiaries has requested any extension of time within which to file any Tax Return which Tax Return has not yet been filed and no requests for waivers of the time to assess any material amounts of Taxes against any of the Companies or the Subsidiaries have been made that are still pending;
          (h) other than a federal consolidated group of which Seller is the common parent, none of the Companies or the Subsidiaries is or has ever been a member of any affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return;

          (i) none of the Companies or the Subsidiaries have been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2); and
          (j) no Tax Return filed by any of the Companies or the Subsidiaries is under current examination by the IRS, the Hacienda or any other tax authority.
     5.10 Real Property.
          (a) Schedule 5.10 of the Disclosure Schedules sets forth a complete list of (i) all real property and interests in real property owned in fee by any of the Companies or the Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property leased or licensed (“Leased Real Property” and together with the Owned Properties, the “Real Property”) by any of the Companies or the Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases”).
          (b) The Companies and the Subsidiaries, as applicable, have good and marketable fee title to the Owned Properties, free and clear of all Liens of any nature whatsoever except (A) as set forth on Schedule 5.10 of the Disclosure Schedules and (B) Permitted Exceptions.
          (c) Schedule 5.10 of the Disclosure Schedules lists all policies of title insurance currently existing in favor of Companies or the Subsidiaries with respect to the Owned Properties; a true and complete copy of such policies have been provided to Purchaser by Seller. Except for any real property on which any of the personal property used in the Transition Services Agreement is located, the Real Property constitutes all real property currently used in the operation of the Business.
          (d) To the Knowledge of Seller, none of Seller, any Company or any Subsidiary has subjected the Owned Properties to any unrecorded easements, obligations, covenants, conditions, restrictions or limitations on title or use that are not of record or disclosed to Purchaser on any of the Disclosure Schedules.
          (e) There is no pending eminent domain, condemnation or similar proceeding affecting the Owned Properties or any portion thereof and, to the Knowledge of Seller, no such action is presently contemplated or threatened against any portion of the Real Property including any such action which would impair or curtail the access to or from completed dedicated and accepted public roads which exist as of the date hereof.
          (f) None of Seller, any Company or any Subsidiary has received any notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which could materially and adversely affect the insurance coverage in place on the Real Property nor the renewability of the same insurance program. None of Seller, any Company or any Subsidiary has received any notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which full compliance has not been made.

          (g) There are no parties in possession of any portion of the Owned Properties other than the Companies and the Subsidiaries, except as set forth on Schedule 5.11(c) of the Disclosure Schedules, and except that with respect to such Owned Properties that are owned by tenancy-in-common, the other tenants-in-common have possessory rights with respect to such Owned Property. There are no options or rights in any party to purchase or acquire any of the Owned Properties, including, without limitation, pursuant to any executory contracts of sale, rights of first refusal or options. With respect to Leased Real Property, neither the Seller, nor any Company or any Subsidiary has received any written notice from any lessor thereunder regarding its intention to sell or transfer all or any portion of the Leased Real Property.
          (h) To the Knowledge of Seller, no zoning, subdivision, building, health, land-use, fire or other federal, state, Commonwealth of Puerto Rico or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation, use or occupancy of the Owned Properties or any tract or portion thereof or interest therein in its present manner. The current use of the Owned Property does not violate any material restrictive covenants affecting the Owned Property. No current use by any of the Companies or the Subsidiaries of the Owned Properties is dependent on a nonconforming use or other approval from a Governmental Body, the absence of which would significantly limit the use of any of the properties or assets in the operation of the Business.
          (i) The Real Property Leases constitute all agreements between the Companies and the Subsidiaries on the one hand and third parties on the other hand relating to the real property not owned by a Company or Subsidiary on which any material asset used in the conduct and operation of the Business is located (other than assets used in providing services described in the Transition Services Agreement) and, other than as set forth on Schedule 5.10 of the Disclosure Schedules, no Real Property Lease contains an option or right to purchase or rights of first refusal relating to the underlying property or to the asset located on such property and none of Seller, any Company or Subsidiary has received a notice exercising any such option or right.
          (j) All utility services necessary for the operation of the Business at each parcel of Owned Real Property are available to such Real Property. None of Seller, the Companies or any of the Subsidiaries has received written notice of any claim, demand or other communication by or from a co-owner with respect to the Canovanas Property, including any claim for sharing of revenue or expenses relating to such property, any claim with respect to Seller’s use of the Canovanas Property for operation of the Business, or any claim with respect to Seller’s use of an area exceeding its 17.96% participation in the Canovanas Property; Seller has not received any written notice, and to the Knowledge of Seller, no co-owner is seeking to subdivide or segregate its interest in the Canovanas Property.
     5.11 Tangible Personal Property.
          (a) Except as limited by the last paragraph of Schedule 5.11(c) of the Disclosure Schedules, Schedule 5.11(a) of the Disclosure Schedules sets forth a list of items of all tangible personal property with a book value of more than $3,000, including transmitter facilities, helicopters, towers and all other tangible personal property owned and used by the Companies and the Subsidiaries in connection with the Business (“Tangible Personal Property”)

as of the date hereof. The Tangible Personal Property has been maintained in a commercially reasonable manner and has been operating in compliance in all material respects with the Communications Act, if applicable, and no Tangible Personal Property has been removed since the Balance Sheet Date except for removal of obsolete or non-operational equipment that has been replaced as necessary for the operation of the Business.
          (b) Except as limited by the last paragraph of Schedule 5.11(c) of the Disclosure Schedules, Schedule 5.11(b) of the Disclosure Schedules sets forth all leases of personal property by any of the Companies or the Subsidiaries (“Personal Property Leases”) involving annual payments in excess of $25,000. Seller has a good and valid leasehold interest in the Personal Property Leases and good and valid title to the Tangible Personal Property, free and clear of Liens other than Permitted Exceptions.
          (c) All Tangible Personal Property, including such property subject to a Personal Property Lease, is owned or leased by one of the Companies or Subsidiaries and is in normal operating condition, ordinary wear and tear excepted. There are no Persons other than the Companies and Subsidiaries that have any rights to use the Tangible Personal Property whether by lease, sublease, license or other instrument, other than as set forth on Schedule 5.11(c) of the Disclosure Schedules.
     5.12 Intellectual Property.
          (a) Schedule 5.12(a) of the Disclosure Schedules sets forth a list of all registered trademarks, service marks or trade names, registered copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to (but only to the extent not exclusively licensed by virtue of a Program Rights agreement to which any of the Companies or the Subsidiaries is a party that grants exclusive rights to any Program Rights or other content in a specific territory) any of the Companies or the Subsidiaries, and used in the conduct and operation of the Business as currently conducted (collectively, “Company Registered IP”), identifying for each item of Company Registered IP which Company or Subsidiary is the owner or exclusive licensee of such Company Registered IP.
          (b) No Company Registered IP is now involved in any opposition or cancellation proceeding and, to the Knowledge of Seller, no such proceeding is threatened in writing with respect to any Company Registered IP.
          (c) Except as set forth on Schedule 5.12(c) of the Disclosure Schedules, the Companies and the Subsidiaries exclusively own, free and clear of any and all Liens (except for Permitted Exceptions), or are the exclusive licensees of, all Company Registered IP and all other material Business Intellectual Property other than Intellectual Property owned by a third party that a Company or Subsidiary has the right to use pursuant to a written license agreement or other agreement. Seller and Purchaser acknowledge and agree that the foregoing representation and warranty in this Section 5.12(c) does not in any way or manner constitute a representation and warranty as to non-infringement, misappropriation, violation, dilution or unauthorized use of any Intellectual Property of any third party, which representation and warranty is set forth solely in Section 5.12(f). Except as set forth on Schedule 5.12(c) of the Disclosure Schedules, none of the Companies or Subsidiaries has received any written notice or written claim challenging such Company’s or Subsidiary’s ownership of any of the material Business Intellectual Property owned (in whole or in part) by such Company or Subsidiary.
          (d) Each of the Companies and the Subsidiaries has taken reasonable steps consistent with practices standard in the industry of the Business to (i) implement reasonable security measures to prevent unauthorized access to and unauthorized copying of tangible embodiments of copyright protected television programs, feature films, shows or other television programming or other material content owned by or licensed to any of the Companies or the Subsidiaries and (ii) maintain the confidentiality of all information that constitutes a material trade secret of any of the Companies or Subsidiaries.
          (e) Except as set forth on Schedule 5.12(e) of the Disclosure Schedules, (i) to the Knowledge of Seller, all Company Registered IP is valid, subsisting and enforceable, and (ii) none of the Companies or any of the Subsidiaries has received any written notice or written claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP.
          (f) Except as set forth on Schedule 5.12(f) of the Disclosure Schedules, (i) the conduct and operation of the Business, including the use or exploitation of any Business Intellectual Property, television programs, feature films, shows or other television programming or content, but excluding the use or exploitation of any Designated Licensed IP, has not, during the five (5) years prior to the Closing Date, infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party or of the Seller or any of its Affiliates (other than the Companies or the Subsidiaries), (ii) to the Knowledge of Seller, the use or exploitation of any Designated Licensed IP has not, during the five (5) years prior to the Closing Date, infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and (iii) none of the Seller, Companies or Subsidiaries has received any written notice or claim asserting that the conduct or operation of the Business, including any broadcast or rebroadcast of any television program, feature films, shows or other television programming has infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of any Intellectual Property of any third party. No Intellectual Property owned by or, to the Knowledge of Seller, exclusively licensed to any of the Companies or Subsidiaries is subject to any outstanding Order or stipulation to which such Company or Subsidiary is a party restricting the use or commercial exploitation thereof by any of the Companies or Subsidiaries. To the Knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to any of the Companies or Subsidiaries in a material manner. Notwithstanding the foregoing, Seller makes no representation and warranty hereunder with respect to whether the conduct and operation of the Business, including the use or exploitation of any Business Intellectual Property, television programs, feature films, shows or other television programming or content (including any Designated Licensed IP) by any of the Companies or Subsidiaries (or their respective successors) following the occurrence of the Closing will infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property of any third party.

          (g) All material Business Intellectual Property shall be in effect and available to the Companies and the Subsidiaries for their respective use immediately following the Closing to the same extent as immediately prior to the Closing. No loss or expiration of any of the material Business Intellectual Property or any of the material Program Rights (excluding any Intellectual Property rights in any television programs, feature films, shows or other television programming or content that are the subject of such Program Rights and that are owned by the licensor thereof or any other third party) is pending or, to the Knowledge of Seller, threatened in writing, in each case, within the twelve (12) month period following the date of this Agreement (but excluding any copyrights, the statutory term of which is scheduled to expire during such twelve (12) month period, any trademarks that are protected by only common law rights, and any other Intellectual Property that is scheduled to expire in accordance with the applicable statutory or contractual term during such twelve (12) month period).
     5.13 Material Contracts.
          (a) Schedule 5.13(a) of the Disclosure Schedules sets forth all of the following Contracts to which any of the Companies or the Subsidiaries is a party or by which it or its assets is bound as of the date hereof (collectively, the “Material Contracts”):
          (i) Contracts with Seller, any Affiliates of Seller or any current officer or director of any of the Companies or the Subsidiaries;
          (ii) Contracts with any employees, independent contractors or consultants of any of the Companies or the Subsidiaries that involve an aggregate future or potential liability in excess of $75,000 or that provide for a payment or right to terminate upon change of control;
          (iii) Contracts for the sale of any material assets of any of the Companies or the Subsidiaries of the Business, other than in the Ordinary Course of Business;
          (iv) Contracts (i) relating to the acquisition by any of the Companies or the Subsidiaries of any operating business or the equity or ownership interests of any other Person or (ii) for the issuance of any equity security or other ownership interest in, or the conversion of any obligation, instrument or security into equity securities or other ownership interests of, any of the Companies or Subsidiaries;
          (v) Contracts relating to the incurrence of Indebtedness or the making of any loans, capital contribution or other investment in or any assumed Liability or obligation of, any Person by any of the Companies or the Subsidiaries, including mortgages, other grants of security interests, guarantees or notes;

          (vi) Contracts containing covenants of any of the Companies or Subsidiaries not to compete in any line of business or with any Person in any geographical area or that restrict the right of any of the Companies or Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status;
          (vii) the Real Property Leases and Personal Property Leases;
          (viii) all Tradeout Agreements as of the date hereof, including with respect to each Tradeout Agreement, the parties thereto, the value of broadcast time required to be provided by the Business from and after the date shown on such Schedule, and the value of goods and services provided or to be provided to the Business from and after such date;
          (ix) any Contract with a Governmental Body;
          (x) any Contract providing for indemnification to or from any Person with respect to Liabilities relating to any former business of the Companies, any of the Subsidiaries or any predecessor Person;
          (xi) any joint venture or partnership, merger, asset or stock purchase or material divestiture Contract relating to any of the Companies or Subsidiaries;
          (xii) any grants to any Person of a power of attorney by any of the Companies or Subsidiaries;
          (xiii) the Licensing Agreement for DBS Satellite Exhibition of Cable Networking Programming, dated as of August 1, 2004, among Seller, Televicentro of Puerto Rico, LLC and DirecTV, Inc.;
          (xiv) the Programming License Agreement, dated as of June 21, 2004, between Televicentro of Puerto Rico, LLC and MTV Networks, as amended by Amendment No. 1, dated as of December 16, 2005;
          (xv) the Affiliation and Distribution Agreement dated as of August 18, 2005 between WAPA America, Inc and Comcast Cable Communications, LLC;
          (xvi) all Program Rights agreements;
          (xvii) all agreements relating to cable and satellite transmission and retransmission in Puerto Rico; and
          (xviii) any other Contract, whether or not made in the Ordinary Course of Business that (A) requires any of the Companies or any of the Subsidiaries to pay an annual basis an amount in excess of $50,000 individually or $100,000 in the aggregate, or (B) has a term greater than one year and cannot be cancelled by any Company or Subsidiary without penalty or further payment and without more than ninety (90) days notice or less.

          (b) Each Material Contract (other than oral or expired Real Property Leases) is a legal, valid, binding and enforceable agreement and is in full force and effect. Seller has delivered or made available to Purchaser true and complete copies of all Material Contracts, including any amendments thereto. Except as set forth on Schedule 5.13(b) of the Disclosure Schedules, none of the Companies or any Subsidiary has received any written notice of termination or written notice of any default or event that with notice or lapse of time, or both, would constitute a default by any of the Companies or the Subsidiaries under any Material Contract that would permit termination, material penalty or materially adverse modification of the terms thereof. None of the Companies or the Subsidiaries is in default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in breach of or default thereunder and, to the Knowledge of Seller, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default by the Company or any Subsidiary or any other party thereunder.
     5.14 Employee Benefits Plans. This Section 5.14 represents the sole and exclusive representation and warranty of Seller regarding employee benefit matters.
          (a) Schedule 5.14(a) of the Disclosure Schedules lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any bonus or other incentive compensation, severance, retirement, Section 125 of the Code (cafeteria), vacation, disability, life insurance, or other material employee benefit plan or agreement as to which the Companies sponsor, maintain, or have any obligation or liability, contingent or otherwise or that cover any Continuing Employees (each, a “Benefit Plan”). The Benefit Plans sponsored by any of the Companies or Subsidiaries (each, a “Company Benefit Plan”) are separately identified on Schedule 5.14(a) of the Disclosure Schedules. Seller has made available to Purchaser correct and complete copies of (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof) (other than any multiemployer plan, as defined in Section 3(37) of ERISA) and (ii) the most recent summary plan description for each Company Benefit Plan (other than any multiemployer plan, as defined in Section 3(37) of ERISA) for which such summary plan description is required. Each Company Benefit Plan (other than any multiemployer plan, as defined in Section 3(37) of ERISA) has been administered in all material respects in accordance with its terms and applicable Law. The Companies, the Subsidiaries and all of the Company Benefit Plans (other than any multiemployer plan, as defined in Section 3(37) of ERISA) have been and are all in compliance in all material respects with the applicable provisions of ERISA, the Code, the PR Code and all other applicable Laws with respect to employee benefit matters.
          (b) Each Benefit Plan (other than any multiemployer plan, as defined in Section 3(37) of ERISA) that is intended to be tax qualified under Section 401(a) of the Code and the equivalent provision of the PR Code (each, a “Company Pension Plan”) is so qualified. Seller has made available to Purchaser a correct and complete copy of the most recent determination letter received by the Companies with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.
          (c) All contributions, premiums, and benefit payments under or in connection with the Company Benefit Plans (other than any multiemployer plan, as defined in Section 3(37) of ERISA) that are required to have been made as of the date hereof in accordance with the terms of such Company Benefit Plans (other than any multiemployer plan, as defined in Section 3(37) of ERISA) have been timely made. No Company Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code or the equivalent provision of the PR Code), whether or not waived. All contributions required to be made by the Companies or any Subsidiary to any Company Benefit Plan that is a multiemployer plan pursuant to any collective bargaining agreement have been timely made.
          (d) Except as set forth on Schedule 5.14(a) of the Disclosure Schedules, no Company Benefit Plan is subject to Title IV of ERISA or is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any Subsidiary has incurred or could be reasonably expected to incur any liability with respect to any single employer plan subject to Title IV of ERISA.
          (e) There are no material pending (or, to the Knowledge of Seller, threatened) claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Company Benefit Plan. No Company Benefit Plan (other than any multiemployer plan, as defined in Section 3(37) of ERISA) is or within the preceding two (2) years has been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Body (including the IRS and the U.S. Department of Labor).
          (f) Except as set forth on Schedule 5.14(f) of the Disclosure Schedules, no Company Benefit Plan contains any provision that would accelerate or vest any benefit or require severance, termination or other additional payments or trigger any additional Liabilities as a result of the transactions contemplated by this Agreement.
          (g) Except as set forth on Schedule 5.14(g) of the Disclosure Schedules, no Company Benefit Plan provides post retirement welfare benefits coverage except to the extent required by Section 4980B of the Code or the equivalent provision of the PR-Code.
     5.15 Labor.
          (a) Except as set forth on Schedule 5.15(a) of the Disclosure Schedules, none of the Companies nor any of the Subsidiaries is a party to any labor or collective bargaining agreement.
          (b) Except as set forth on Schedule 5.15(b) of the Disclosure Schedules, there are no, and in the past five (5) years have been no (i) strikes, work stoppages, work slowdowns, or lockouts pending or, to the Knowledge of Seller, threatened in writing against or involving any of the Companies or the Subsidiaries, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened in writing by or on behalf of any employee or group of employees of any of the Companies or the Subsidiaries. Except as set forth on Schedule 5.15(b), no grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefor exist or have, to the Knowledge of Seller, been threatened. The Companies and the Subsidiaries have not and currently do not engage in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act.

          (c) The Company and the Subsidiaries have complied in all material respects with all Laws and Orders respecting employment of labor, including without limitation those related to wages, salary withholding, employee health and safety, Christmas bonus, working hours and days, workplace accidents, wrongful discharges, employment discrimination, sexual harassment, non-occupational disability, leaves of absence and employment reserves, drug testing in employment, retaliation, military service, employee benefits, collective bargaining and benefits for employees and former employees, and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Body, and have withheld and paid to the appropriate Governmental Body, all amounts required to be withheld from such employees and former employees and are not liable to any Person (including any Governmental Body) for any arrears of wages, commissions and benefits for employees, Taxes, penalties or other sums for failure to comply with any of the foregoing other than as set forth on Schedule 5.9.
          (d) To Knowledge of Seller, all persons who have performed services for the Company and the Subsidiaries while classified as independent contractors have satisfied the requirements of Law to be so classified, and the Company and the Subsidiaries have fully and accurately reported their compensation in all material respects on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so.
          (e) The Company and the Subsidiaries have not effectuated during the ninety (90)-day period preceding the date hereof or at any time thereafter (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of the Company or a Subsidiary, or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, Commonwealth of Puerto Rico or local law.
          (f) The Companies and their Subsidiaries maintain insurance policies in full force and effect with the Puerto Rico State Insurance Fund, have paid all premiums on said policies, and have no outstanding debts with respect thereto. To Knowledge of Seller, no work-related accident has occurred for which the Companies are or may be classified as an uninsured employer for purposes of the Puerto Rico State Insurance Fund.
     5.16 Litigation. Except as set forth on Schedule 5.16 of the Disclosure Schedules, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller or any of the Companies or the Subsidiaries (except for any Legal Proceedings commenced by Persons other than Governmental Bodies that could not reasonably be expected to result in a Liability or loss to any of the Companies or the Subsidiaries of more than $100,000 individually or in the aggregate) or any Owned Property or, to the Knowledge of Seller, any Leased Real Property or any material asset of any of the Companies or Subsidiaries. There is no Legal Proceeding pending or, to the Knowledge of Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement. There is no outstanding Order of, or pending or, to the Knowledge of Seller, threatened investigation by, any Governmental Body relating to any of the Companies, any of the Subsidiaries, any of their respective properties or assets or the transactions contemplated by this Agreement, other than ordinary course inspections. There is no Legal Proceeding by any of the Companies or

Subsidiaries pending, or which any of the Companies or Subsidiaries has commenced preparations to initiate, against any other Person.
     5.17 Compliance with Laws; Permits.
          (a) Except for environmental matters covered in Section 5.18, Tax matters covered in Section 5.9, employee benefit matters covered in Section 5.14, FCC matters covered in Section 5.19 and except as set forth on Schedule 5.17(a) of the Disclosure Schedules, the Companies and the Subsidiaries are in compliance in all material respects with all Laws and Orders applicable to their respective businesses, assets or operations. None of the Companies or any of the Subsidiaries or any of their executive officers has received during the past three (3) years any notice, complaint or other communication in writing from any Governmental Body or any other Person alleging that any of the Companies or Subsidiaries is not in compliance in any material respect with any Law or Order applicable to it; and
          (b) Schedule 5.17(b) of the Disclosure Schedules sets forth a true and complete list of Permits (except for the FCC Authorizations, which are set forth on Schedule 1.1(a) of the Disclosure Schedules) that are necessary to operate the respective businesses of the Companies and Subsidiaries as currently conducted. Each of the Companies and each of the Subsidiaries is in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of Seller, threatened. The Companies and the Subsidiaries will continue to have the use and benefit of such Permits immediately following consummation of the transactions contemplated hereby. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Companies or any of the Subsidiaries.
     5.18 Environmental Matters. The representations and warranties contained in this Section 5.18 are the sole and exclusive representations and warranties of Seller pertaining or relating to any environmental matters, including any Permits and any other matter arising under any Environmental Law. Except as set forth on Schedule 5.18 of the Disclosure Schedules hereto:
          (a) the operations of each of the Companies and the Subsidiaries are presently in compliance in all material respects with Environmental Law, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Law, and, to the Knowledge of Seller, no past failure by any of the Companies or any Subsidiaries to comply in all material respects with Environmental Law remains unresolved;
          (b) none of the Companies or any of the Subsidiaries is the subject of any pending or, to the Knowledge of Seller, threatened Environmental Claim alleging that any of the Companies or the Subsidiaries may be in violation in any material respects of any Environmental Law or any Permit issued pursuant to Environmental Law, or may have any material liability under any Environmental Law;
          (c) to the knowledge of Seller, there are no investigations by any Governmental Body with jurisdiction under Environmental Law of the businesses of any of the Companies or the Subsidiaries, or currently or previously owned, operated or leased property of any of the Companies or the Subsidiaries pending or threatened in writing, which would reasonably be expected to result in the Companies or the Subsidiaries incurring any liability pursuant to any Environmental Law;
          (d) no Hazardous Substance has been Released by the Companies, the Subsidiaries or, to the Knowledge of Seller, by any other person, in volumes reasonably expected to result in the Companies or the Subsidiaries being subject to any investigation, remediation, or notification requirements under Environmental Law, at, on, or under (i) any property now or formerly owned, operated or leased by the Company or the Subsidiaries, or (ii) to the Knowledge of Seller, any property to which the Company or the Subsidiaries have sent waste for disposal;
          (e) neither the Company nor the Subsidiaries have been subject to any claims or litigation arising out of the alleged exposure to asbestos or asbestos-containing material, or have ever manufactured or put into the stream of commerce any product, merchandise, good, part, component, or other item comprised of or containing asbestos;
          (f) there are no underground storage tanks, active or abandoned, at any property now or, to the Knowledge of Seller, formerly owned, operated or leased by the Companies or the Subsidiaries, which require investigation, retrofitting, abatement, remediation, or removal by any of the Companies or any Subsidiaries; and
          (g) the Companies and the Subsidiaries have made available to Purchaser all environmental documents, studies and reports in their or Seller’s possession (including, without limitation, Phase I and Phase II investigation reports) relating to (i) any facilities or real property ever owned, operated, or leased by the Companies and the Subsidiaries; or (ii) any material liability arising under Environmental Law.
     5.19 FCC Authorizations.
          (a) The Companies and the Subsidiaries are the holders of the FCC Authorizations as listed and described on Schedule 1.1(a) of the Disclosure Schedules and the expiration date of the term of each FCC Authorization is shown thereon. Such FCC Authorizations constitute all of the licenses and authorizations required under the Communications Act of 1934, as amended, or the rules, regulations, orders and published policies of the FCC (collectively, the “Communications Act”) for, and used in the operation of, the businesses of the Companies and the Subsidiaries. The Stations are licensed by the FCC to operate, and are operating, with the facilities authorized by the FCC Authorizations, including the Reduced Power Digital STAs. The FCC Authorizations are in full force and effect, are not subject to any conditions other than those that are imposed by the general rules and policies of the FCC or that appear on such FCC Authorizations, and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending or, to the Knowledge of Seller, threatened any action by or before the FCC to revoke, suspend, cancel, rescind, modify or refuse to renew any of the FCC Authorizations (other than proceedings to amend FCC rules of general applicability), and, except as set forth on Schedule 5.19 of the Disclosure Schedules, there is not now issued or outstanding or pending or, to the Knowledge of Seller, threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, notice of forfeiture or complaint, and there are no unsatisfied or otherwise outstanding orders to show cause, notices of violation, notices of apparent liability, notices of forfeiture or complaints issued by the FCC against Seller, the Companies or the Subsidiaries. Except as set forth on Schedule 5.19 of the Disclosure Schedules, the Companies and the Subsidiaries are operating in material compliance with the FCC Authorizations and the Communications Act.
          (b) The Stations have been assigned channels by the FCC for the provision of digital television (“DTV”) service. The channel assignments have not been vacated, reversed, stayed, set aside, annulled or suspended, nor are they subject to any pending appeal, request for stay, or petition for rehearing, reconsideration or review by any Person or by the FCC on its own motion, and the time for filing any appeal, request, petition, or similar document for the reconsideration or review by the FCC on its own motion has expired. With the exception of a FCC proceeding to adopt a final digital television table of allotments, to the Knowledge of Seller, there are no pending or anticipated petitions for rulemaking or notices of proposed rulemaking to reallocate the digital television allotment of the Stations or, to the Knowledge of Seller, to reallocate the digital or analog television allotment of any other station in a manner that could have a Material Adverse Effect. WAPA-TV and WJPX are operating full power DTV facilities on their respective assigned DTV channels and have been granted DTV licenses for such operation by the FCC. The FCC Authorizations listed on Schedule 1.1(a) of the Disclosure Schedules include all authorizations necessary to operate the DTV facilities on the assigned channels as they are presently being operated, including the Reduced Power Digital STAs. Schedule 1.1(a) includes a chart setting forth the complete and current status of the Stations’ digital television operations and FCC Authorizations. For the avoidance of doubt, the representations in Sections 5.19(a), 5.19(c) and 5.19(d) are also made with respect to the digital operations and FCC Authorizations of the Companies and the Subsidiaries. No additional actions are required to be taken, including construction or improvement of facilities or procurement or installation of equipment, or rights or Permits are required to be obtained, in order for the DTV facilities to meet all requirements established by the Communications Act with respect to DTV service, regardless of whether such requirements are currently in effect, except for the requirement to increase the output power of the transmitters used with the Stations currently operating pursuant to the Reduced Power Digital STAs on or before the deadline for completing the digital transition.
          (c) Except for the approval of the renewal application for the FCC Authorization for WNJX-TV or the waiver thereof, no fact or circumstance that would, under the Communications Act, disqualify or preclude Seller, the Companies or the Subsidiaries from transferring control of the FCC Authorizations to Purchaser or a wholly-owned subsidiary of Purchaser, assuming Purchaser or a wholly-owned subsidiary of Purchaser is fully qualified as the transferee of the FCC Authorizations. There are no proceedings, complaints, notices of forfeiture, claims, or investigations pending or, to the Knowledge of Seller, threatened, against Seller, any of the Companies or Subsidiaries, or any officer, director, or shareholder of Seller, the Companies or the Subsidiaries, that would materially impair the ability of Seller to transfer control of the FCC Authorizations to Purchaser or which would materially impede Seller’s ability to prosecute the application for the FCC Consent or seek the grant of the FCC Consent.
          (d) All material reports and filings required to be filed with, and all regulatory fees required to be paid to, the FCC by or for the Companies or the Subsidiaries (including,

without limitation, all required equal employment opportunity reports) have been timely filed and paid. All such reports and filings are accurate and substantially complete as of the date made.
          (e) Public Inspection File. The Companies and the Subsidiaries have maintained the public inspection file for each of the Stations in material compliance with the Communications Act. The public files for each of the Stations do not contain any documents, including any correspondence from members of the public, that allege a material violation of the Communications Act by the licensees of the FCC Authorizations or the Stations.
     5.20 Financial Advisors. Except for Goldman Sachs & Company, the fees and expenses of which will be paid by Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or the Company or any of its Subsidiaries.
     5.21 Affiliate Interests and Transactions.
          (a) Except as set forth on Schedule 5.21(a) of the Disclosure Schedules, no Affiliate of Seller (other than the Companies and Subsidiaries) (i) owns, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of any of the Companies or Subsidiaries or their business; (ii) other than through the Transition Services Agreement or as set forth on Schedule 5.4(b) of the Disclosure Schedules, owns, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that is material to the operation of the Business; (iii) has any business dealings or a financial interest in any transaction with any of the Companies or Subsidiaries or involving any assets or property of the Business, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms. Other than as set forth on Schedule 5.21(a) of the Disclosure Schedules, no employee of Seller or its Affiliates provides any services to or for the benefit of any of the Companies or the Subsidiaries, including, without limitation, in the areas of finance, legal, human resources, accounting, advertising, barter, programming, tax, regulatory or otherwise.
          (b) Any outstanding notes payable to, accounts receivable from or advances by any of the Companies or Subsidiaries to, and any Liability or other obligation of any nature to, any Seller or any Affiliate of Seller (other than the Companies and the Subsidiaries) as of the date hereof, is set forth on Schedule 5.21(b) of the Disclosure Schedules. Since the Balance Sheet Date, none of the Companies nor any of the Subsidiaries has incurred any obligation or Liability to, or entered into or agreed to enter into any transaction with or for the benefit of, Seller or any Affiliate of Seller other than the transactions contemplated by this Agreement and except as set forth on Schedule 5.21(b) of the Disclosure Schedules.
     5.22 Insurance. Schedule 5.22 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to any of the Companies or Subsidiaries and any of their respective properties and assets, together with the carriers and liability limits for each such policy and the policy holder thereof. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. Except as set forth on Schedule 5.22 of the Disclosure Schedules, no notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. Except as set forth on Schedule 5.22 of the Disclosure Schedules, no claim currently is pending under any such policy involving an amount in excess of $100,000. Schedule 5.22 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. The activities and operations of the Companies and the Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.
     5.23 Accounts Receivable. All accounts receivable of the Companies and the Subsidiaries represent bona fide and valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. There is no contest, claim or right of set-off, other in the Ordinary Course of Business, with any obligor of any accounts receivable related to the amount or validity of such accounts receivable.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Seller that:
     6.1 Organization and Good Standing. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate properties and carry on its business.
     6.2 Authorization of Agreement. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary partnership action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     6.3 Conflicts; Consents of Third Parties. Except as set forth on Schedule 6.3 of the Disclosure Schedules, none of the execution and delivery by Purchaser of this Agreement or Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) any partnership agreement or other similar organizational document of Purchaser; (ii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iii) any applicable Law; (b) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Purchaser under, or result in the creation of any Lien on any property, asset or right of Purchaser pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Purchaser is a party or by which Purchaser or any of its properties, assets or rights are bound or affected or (c) require Purchaser to obtain any consent, waiver, approval, Order, permit or authorization of, or declare or file with, or give notification to, any Person or Governmental Body, except for (i) compliance with the applicable requirements of the Antitrust Laws and (ii) the FCC pursuant to the Communications Act.
     6.4 Litigation. There are no Legal Proceedings or investigations by any Governmental Body pending or, to the knowledge of Purchaser, threatened in writing against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby. Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
     6.5 Securities Matters. Purchaser is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Act”), and is acquiring the Shares solely for its own account and not with a view to any distribution or disposition thereof. Purchaser understands that (a) the Shares have not been registered under the Act or registered or qualified under any applicable state or Commonwealth of Puerto Rico securities Laws in reliance upon specific exemptions therefrom, and (b) the Shares may not be transferred or sold except in a transaction registered or exempt from registration under the Act, and registered or qualified or exempt from registration or qualification under any applicable state or Commonwealth of Puerto Rico securities Laws.
     6.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
     6.7 Financing. Purchaser has, and at the Closing will have, (i) sufficient committed equity capital unconditionally available to pay the Purchase Price and any expenses incurred by

Purchaser in connection with the transactions contemplated by this Agreement, and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder.
     6.8 FCC Qualifications. Purchaser is, and at the Closing will be, legally, financially and otherwise qualified under the Communications Act to acquire the FCC Authorizations and own and operate the businesses of the Companies and the Subsidiaries. Purchaser has no reason to believe that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance related to Purchaser or any of its Affiliates. No waiver of or exemption from any provision of the Communications Act is necessary for the FCC Consent to be obtained except for any waivers necessary to continue operating certain of the television stations identified on Schedule 1.1(a) of the Disclosure Schedules as “satellite” stations under the Communications Act.
ARTICLE VII
COVENANTS
     7.1 Access to Information. Prior to the Closing Date, Purchaser, its Affiliates, partners and sources of financing shall be entitled, through its or their officers, employees and representatives (including its or their legal advisors and accountants), to make such investigation of any and all of the premises, properties, Stations, Contracts, businesses and operations of the Companies and the Subsidiaries and such examination of the books and records of the Companies and the Subsidiaries as Purchaser reasonably requests and to make extracts and copies of such books and records, including, for purposes of assisting Purchaser with its transition planning, with respect to the accounting systems used to process business transactions (including general ledger, accounts payable, payroll, fixed assets, program rights and operating systems); provided, that such examination shall not include (i) bids, letters of intent, expressions of interest, or other proposals received from others in connection with the transactions contemplated by this Agreement or otherwise and information and analyses relating to such communications, or (ii) any information, the disclosure of which would jeopardize any legal privilege available to Seller, the Companies or any of their respective Affiliates relating to such information or would cause Seller, the Companies or any of their respective Affiliates to breach a confidentiality obligation by which it is bound. Furthermore, Seller shall cause the Companies and the Subsidiaries to provide access to the premises and property and to provide assistance, at Purchaser’s cost and expense for reasonable documented out-of-pocket expenses, as reasonably requested by Purchaser prior to Closing to assist Purchaser in implementing the systems necessary to perform all activities listed on Schedule 5.4(b) of the Disclosure Schedules under “Seller-Level Assets Used in the Operation of the Business” by Closing. Any such investigation, access, assistance and examination shall be conducted during regular business hours and under commercially reasonable circumstances and shall be subject to restrictions under applicable Law. Seller shall, and shall cause the Companies and their respective officers, employees, consultants, agents, accountants, attorneys and other representatives of the Companies and the Subsidiaries to, cooperate with Purchaser and Purchaser’s representatives in connection with such investigation, access, assistance and examination, and Purchaser and its representatives shall cooperate with Seller, the Companies and their respective representatives and shall use their commercially reasonable efforts to minimize any disruption to the business of Seller, the Companies or the Subsidiaries. Purchaser agrees to abide by any safety rules or rules of conduct reasonably imposed by Seller, the Companies or the operator of such properties, as the case may be, with respect to Purchaser’s access and any information furnished to Purchaser, its Affiliates, partners and sources of financing or its and their representatives pursuant to this Section 7.1. Purchaser shall indemnify, defend and hold harmless Seller, the Companies and the Subsidiaries and their respective officers, directors, employees and agents from and against any and all Losses asserted against or suffered by them relating to, resulting from, or arising out of, examinations, access or assistance or inspections made by Purchaser, its Affiliates, partners and sources of financing or its and their representatives pursuant to this Section 7.1, except to the extent such Losses relate to, result from or arise out of, the gross negligence or willful misconduct of Seller, the Companies or the Subsidiaries. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, (i) Purchaser shall not contact any suppliers to, or customers of, the Companies, the Subsidiaries or their respective Affiliates, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of any of the Companies or the Subsidiaries.
     7.2 Conduct of the Business Pending the Closing. From the date hereof and until the Closing, except (A) as set forth on Schedule 7.2 of the Disclosure Schedules, (B) as required by applicable Law, (C) as otherwise contemplated by this Agreement or (D) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):
          (a) Seller shall cause each of the Companies and the Subsidiaries to:
          (i) conduct its respective business only in the Ordinary Course of Business, including obtaining and maintaining Permits necessary for the conduct and operation of the Business and in all material respects in accordance with the FCC Authorizations and the Communications Act and take all commercially reasonable actions to maintain the FCC Authorizations and the Company’s and Subsidiary’s rights thereunder;
          (ii) execute and file all necessary applications for renewal of the FCC Authorizations, timely file with the FCC all required reports material to the Companies’ and the Subsidiaries’ compliance with the Communications Act and pay all required annual regulatory fees for the operation of the Stations; and Seller will deliver to Purchaser, within ten (10) Business Days after filing, copies of any reports, applications or responses to the FCC related to the Stations which are filed prior to the Closing Date;
          (iii) use commercially reasonable efforts to (A) preserve its present business, operations, organization and goodwill, (B) preserve its present relationships with customers and suppliers and (C) in the Ordinary Course of Business, maintain, repair and replace, as necessary, the Tangible Personal Property and otherwise keep same in good operating condition, wear and tear due to ordinary usage excepted;
          (iv) keep Purchaser apprised of negotiations for Program Rights agreements and promptly provide Purchaser with copies of all Program Rights agreements entered into by Seller, any of the Companies or Subsidiaries;

          (v) take all commercially reasonable action to protect the present service areas of the Stations from increased electrical interference from other stations, existing or proposed, and to exercise commercially reasonable efforts to maintain carriage of each of the Stations’ signals on all Market MVPD Systems on which they are currently carried;
          (vi) extend credit for sales of broadcast time of the Business and collect with respect to accounts receivables arising from such extension of credit in the Ordinary Course of Business;
          (vii) provide Purchaser with copies of all material correspondence with cable operators concerning must carry status, retransmission consent and other matters arising under the Communications Act, and keep Purchaser advised of the status of all negotiations with cable systems concerning such matters; and
          (viii) use commercially reasonable efforts to ensure that agency commissions, volume discounts, rebates and trade payables are the result of bona fide transactions in the Ordinary Course of Business and pay such payables in the usual course of business and will not contest or dispute such payables except in good faith.
          (b) By way of amplification and not limitation of clause (a), Seller shall not and shall cause the Companies and the Subsidiaries not to:
          (i) declare, set aside, make or pay any dividend or other distribution (other than cash) in respect of the equity interests in the Companies or repurchase, redeem or otherwise acquire any outstanding units of membership interest or other ownership interests in, any of the Companies or the Subsidiaries;
          (ii) transfer, issue, sell or dispose of any equity interest or other securities of any of the Companies or the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests, or other securities of any of the Companies or the Subsidiaries;
          (iii) effect any recapitalization, reclassification, liquidation, dissolution, merger or like change in the capitalization or structure of any of the Companies or the Subsidiaries;
          (iv) amend any of the certificates of incorporation or bylaws of any of the Companies or comparable organizational documents of any Subsidiary;
          (v) with respect to the Companies and the Subsidiaries, acquire any corporation, partnership, limited liability company, other business organization or division thereof or interest therein or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;
          (vi) subject to Section 7.2(c), with respect to the Companies and the Subsidiaries, incur any Indebtedness or issue any debt securities, except in the Ordinary

Course of Business consistent with past practice; provided that in no event shall the Companies or any of the Subsidiaries incur, assume or guarantee any long-term Indebtedness;
          (vii) other than as set forth in Schedule 7.2 to the Disclosure Schedules (A) increase the annual level of compensation of any executive officer or director of any of the Companies or the Subsidiaries, (B) increase the annual level of compensation payable or to become payable by any of the Companies or the Subsidiaries to any of their respective executive officers or directors, (C) grant any unusual or extraordinary bonus, benefit or other compensation to any employee of any of the Companies or the Subsidiaries, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement or otherwise modify or amend or terminate any such plan or arrangement applicable to any of the Companies or the Subsidiaries or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any of the Companies or the Subsidiaries is a party and involving an executive officer of any of the Companies or the Subsidiaries, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Company Benefit Plans or existing agreement;
          (viii) subject any of the properties or assets (whether real, personal, tangible or intangible) of any of the Companies or the Subsidiaries to any Lien, except for Permitted Exceptions(provided that for purposes of this Section 7.2(b)(viii) Permitted Exceptions shall be deemed to exclude clause (vii) of the definition of Permitted Exceptions) except as to any Permitted Exceptions otherwise included within such clause (vii) provided such Permitted Exception has been cured or removed (as applicable at or prior to Closing);
          (ix) other than in the Ordinary Course of Business, acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Owned Properties, Leased Real Properties, or other properties or assets of any of the Companies or the Subsidiaries the value of which is in excess of $100,000 individually, or in the aggregate;
          (x) pay, cancel, waive, release, discharge or satisfy any material right, claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) of any of the Companies or the Subsidiaries, other than the payment, discharge or satisfaction, in the Ordinary Course of Business consistent with past practice, of Liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the Ordinary Course of Business consistent with past practice;
          (xi) enter into any commitment for capital expenditures that would be required to be satisfied post-Closing of any of the Companies or the Subsidiaries in excess of $200,000 for all commitments in the aggregate, other than reasonable capital expenditures in connection with any emergency or force majeure events affecting any of the Companies or the Subsidiaries;
          (xii) enter into, modify or terminate any labor or collective bargaining agreement of any of the Companies or the Subsidiaries or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations;
          (xiii) amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any of the Companies’ or any of the Subsidiaries’ material rights thereunder, or enter into any Material Contract other than in the Ordinary Course of Business;
          (xiv) other than in the Ordinary Course of Business, lower the advertising rates of the Business or materially increase from the current level, the amount of advertising time within any program;
          (xv) seek an adverse major modification, as defined by the FCC’s rules, to any of the FCC Authorizations;
          (xvi) seek an adverse minor modification, as defined by the FCC’s rules, to any of the FCC Authorizations that, in the Seller’s reasonable estimation, would be material, provided, that Seller will provide Purchaser a copy of any application to modify any of the FCC Authorizations five (5) Business Days in advance of filing with the FCC;
          (xvii) enter into or modify any Contract with Seller or any Affiliates of Seller with any of the Companies or the Subsidiaries;
          (xviii) make any change in any method of accounting or accounting practice or policy of any of the Companies or the Subsidiaries, except as required by GAAP or applicable Law;
          (xix) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable of any of the Companies or the Subsidiaries or defer expenses, reduce inventories or otherwise increase cash on hand of any of the Companies or the Subsidiaries, except in the Ordinary Course of Business;
          (xx) commence any Legal Proceeding with respect to amounts in excess of $100,000, or settle any Legal Proceeding with respect to amounts in excess of $100,000, other than any settlements that do not (A) involve a finding or admission of wrongdoing, (B) include an unconditional written release by the claimant or plaintiff of the Companies or the Subsidiaries, as applicable, from all liability in respect of such claims or (C) impose equitable remedies or any obligation on the Companies or Subsidiaries that would survive Closing other than solely the payment of money damages payable prior to Closing or which the Seller will assume at Closing;
          (xxi) apply to the FCC for any construction permit that would restrict the Stations’ operations or make any material change in the assets that is not in the Ordinary Course of Business, except when such change is necessary or advisable to maintain or continue the transmission of the Stations’ signals at substantially the same interference level as transmitted on the date hereof;
          (xxii) take any action, or fail to take any action, with the intent to cause (i) any representation or warranty made by Seller in this Agreement to be untrue, (ii) a breach of any covenant made by Seller in this Agreement or (iii) a Material Adverse Effect;
          (xxiii) change any of the programming or production commitments of the Business to materially change any of the business models or advertising sales strategies of the Business; provided, however that nothing in this Section 7.2(b)(xxiii) is intended to constitute an impermissible abrogation of a licensee’s responsibilities under the Communications Act to maintain control of the operation of the Stations;
          (xxiv) make any material Tax election, settle or compromise any Income Tax liability or file any Tax Return of any of the Companies or the Subsidiaries, except as such Tax liability or Tax Return may relate to a closing agreement with the Commonwealth of Puerto Rico relating to certain withholding Taxes, as referenced on Schedule 5.9 of the Disclosure Schedules; or
          (xxv) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.
          (c) Seller covenants that at the Closing, the Companies and the Subsidiaries shall (1) have no Indebtedness and no Liens with respect to their (i) assets and properties other than Permitted Exceptions and/or (ii) stock or ownership interests and (2) no longer be parties to the Credit Agreement or any related documentation or agreement.
          (d) Neither Seller nor any of its Affiliates (other than the Companies or the Subsidiaries) shall become a party to any Contract that would be a Material Contract (other than amendments to existing Material Contracts permitted hereby). None of the Companies or any of the Subsidiaries shall become party to any Material Contract that would require consent for the consummation of this Transaction.
     7.3 Consents.
          (a) Seller will, at its sole expense, use its commercially reasonable efforts to notify promptly third parties and to obtain all consents as Purchaser may reasonably request and the estoppel certificates set forth on Schedule 7.3 of the Disclosure Schedules in connection with the transactions contemplated by this Agreement, prior to the Closing Date. Purchaser shall cooperate with and assist Seller in giving such notices and obtaining such consents and estoppel certificates, provided, however, that such efforts shall not require Seller or any of its Affiliates to insure any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Liability with respect thereto to obtain any such consent or estoppel certificate. Purchaser shall cooperate with and assist Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or estoppel certificates or consent to any change in the terms of any agreement or arrangement that are materially adverse to the interests of Purchaser, the Companies or the Subsidiaries. In furtherance of the foregoing, (i) with respect to that certain Lease Agreement, dated as of February 18, 2005, by and between Caparra Center Associates, S.E. and LIN TV/MTV PR, Seller will use its commercially reasonable efforts to seek (A) an extension of the term of such lease to December 31, 2007 and (B) a confirmation from the landlord that Televicentro is a permitted occupant of the premises underlying such lease and (ii) with respect to that certain Lease and Option Agreement, effective as of November 20, 2000, by and between Roman Collazo and S&E Network, Seller shall use its commercially reasonable efforts to obtain an extension of such Real Property Lease on current market terms, conditions and rates for a period not less than six (6) months following Closing Date.
          (b) Seller shall use its commercially reasonable efforts to remove Seller as a party to any Material Contracts.
          (c) Seller and Purchaser agree that, in the event that any consent, approval or authorization necessary to preserve for any of the Companies or Subsidiaries any material right or benefit currently contained in any material Contract to which any of the Companies or any Subsidiary is a party is not obtained prior to the Closing, Seller will, subsequent to the Closing, reasonably cooperate at Purchaser’s expense with Purchaser, the Companies and the Subsidiaries in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.
          (d) From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.
     7.4 HSR and FCC Regulatory Approvals.
          (a) To the extent required under applicable Law, each of Purchaser and Seller shall, and Seller shall cause the Companies and Subsidiaries to (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from the Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Body under the authority of the Antitrust Laws in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, responding to any reasonable requests for copies of all such documents from the other party prior to filing and considering all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Purchaser shall pay all filing fees in connection with all filings under the Antitrust Laws.
          (b) Each such party shall use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 7.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, and the recipient shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other representatives of the recipient or their Affiliates, unless express written permission is obtained in advance from the source of the materials. Each such party shall promptly inform the other party hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.
          (c) Each of Purchaser and Seller shall, and Seller shall cause each of the Companies to, use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the Antitrust Laws. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Purchaser and Seller shall, and Seller shall cause each of the Companies to, cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement.
          (d) Within ten (10) Business Days of the date of this Agreement, Purchaser and Seller shall file one or more applications with the FCC (the “FCC Application”) requesting FCC consent to the transfer of control of each of the Companies and Subsidiaries holding FCC Authorizations from Seller to Purchaser or Purchaser’s assignee as permitted pursuant to Section 10.8 herein. The FCC’s initial grant of such FCC Application, whether by the full FCC or its staff acting under delegated authority, is referred to herein as the “FCC Consent.” Purchaser and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible. Purchaser shall pay all filing fees in connection with the FCC Application.
          (e) Seller shall, and shall cause the Companies and WNJX-TV, Inc. to, take such steps as the FCC shall require or request or that are reasonably prudent to obtain the FCC’s grant of the pending application for renewal of the FCC license for WNJX-TV as expeditiously as possible following the execution of this Agreement, including any continuing prosecution or defense of the application required to cause the FCC’s grant to become a Final Order.
     7.5 Further Assurances. Subject to Section 7.4, each of Purchaser and Seller shall use (and Seller shall cause each of the Companies and the Subsidiaries to use) its commercially reasonable efforts to (i) take all actions necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to obtain from Governmental Bodies and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, Purchaser shall not be required by Sections 7.4 or 7.5 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of Purchaser, the Company or any of their respective Affiliates, (B) limit Purchaser’s freedom of action with respect to, or its ability to consolidate and control, the Company and the Subsidiaries or any of their assets or businesses or any of Purchaser’s or its Affiliates’ other assets or businesses or (C) limit Purchaser’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Shares.
     7.6 Confidentiality. Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between InterMedia Advisors, LLC and Seller dated June 8, 2006 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate.
     7.7 Preservation of Records. Purchaser shall cause the Companies and the Subsidiaries to preserve and keep the records relating to the Companies and the Subsidiaries for a period of seven (7) years from the Closing Date, or, if longer, as required by Law. Purchaser shall cause the Companies and the Subsidiaries to make such records and personnel available as may be reasonably required by Seller in connection with, among other things, any insurance claims or indemnification claims by, Legal Proceedings or tax audits against or governmental investigations of Seller or any of its Affiliates or in order to enable Seller to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Purchaser wishes to destroy such records after that time, Purchaser shall cause the Companies and the Subsidiaries first to give ninety (90) days prior written notice to Seller, and Seller shall have the right at its option and expense, upon prior written notice given to Purchaser within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.
     7.8 Publicity. On and after the date hereof and through the Closing Date, neither Purchaser nor Seller shall, and Seller shall cause the Companies and the Subsidiaries not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Seller or Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that, to the extent required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities to consult with the other party with respect to the text thereof.
     7.9 Use of Name. Purchaser agrees that (i) it has no right, title or interest in or to the name “LIN” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, and any word, name or mark confusingly similar thereto (collectively, the “LIN Marks”), (ii) it shall have no right to use the LIN Marks after the Closing Date, and (iii) it shall, immediately after the Closing, change the name of LIN TV of San Juan to a name not to include “LIN” and otherwise cease to hold itself out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days after the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all LIN Marks from all materials including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software, technical guidelines, standards and procedures and other materials.
     7.10 Employment and Employee Benefits.
          (a) Employees. Purchaser acknowledges and agrees that the employment of the Continuing Employees will not terminate solely because of the Closing and that such employment of the Continuing Employees shall continue after the Closing; provided, however, that nothing in this Agreement shall prevent the Companies and the Subsidiaries from terminating the employment of any Continuing Employee on or after the Closing Date.
          (b) Benefits.
          (i) At the Closing, Purchaser shall provide Continuing Employees, who remain employed with Purchaser or an Affiliate of Purchaser, with compensation (including salary, wages and opportunities for commissions, bonuses, incentive pay, overtime and premium pay), employee benefits, location of employment and a position of employment that are, in each case, substantially equivalent to those provided to such Continuing Employees immediately prior to the Effective Time. This Section 7.10(b)(i) shall not restrict Purchaser or any Affiliate from terminating any Continuing Employee or modifying any Continuing Employee’s compensation (including salary, wages and opportunities for commissions, bonuses, incentive pay, overtime and premium pay), employee benefits, location of employment or position of employment at any time after the Closing.

          (ii) For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans or pension plans (not including vacation and sick leave which shall continue post-Closing) of Purchaser providing benefits to Continuing Employees (the “Purchaser Plans”), Purchaser shall credit each Continuing Employee with his or her years of service with the Companies, the Subsidiaries and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Effective Time to credit for such service under any similar Company Benefit Plan. Purchaser Plans shall not deny Continuing Employees coverage on the basis of pre-existing conditions to the extent coverage is not so denied under the corresponding Company Benefit Plan, and shall credit such Continuing Employees in the year of initial participation in Purchaser Plans for any deductibles and out-of-pocket expenses paid by such Continuing Employees under the Company Benefit Plans to the extent that the deductibles and out-of-pocket expenses paid by such Continuing Employees under the Company Benefit Plans is made available to Purchaser in order to enable Purchaser to comply with this provision.
          (iii) Purchaser shall provide and be solely responsible for any continuation coverage required under Section 4980 of the Code, Part 6 of Title I of ERISA or applicable state or Commonwealth of Puerto Rico law (“COBRA”) to each Continuing Employee or any person related to such Continuing Employee who is a “qualified beneficiary,” as that term is defined in COBRA, whose first “qualifying event” (as defined in COBRA) occurs on or prior to the Closing.
          (iv) Purchaser or an Affiliate of Purchaser shall establish or maintain a defined contribution plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code or an equivalent provision under the PR-Code that as soon as reasonably practicable after the Closing Date shall accept a direct rollover, in cash or, to the extent of any notes associated with the outstanding balance of any loans to Continuing Employees, in kind, attributable to any eligible rollover distribution (within the meaning of Section 401(a)(31) of the Code or Section 1165(b)(2) of the PR-Code, as applicable) of the benefit of a Continuing Employee under the Company’s Employees’ Savings Plan; provided, that the obligation to accept such a rollover in kind shall expire six (6) months after the Closing Date (or at such earlier date as Purchaser and Seller mutually agree).
     7.11 Non-Solicitation.
          (a) For a period of one (1) year after the Closing Date, Purchaser shall not, and shall cause its Affiliates (including the Companies and its Subsidiaries) not to, cause, solicit, induce or encourage any employees who are or, after the Closing Date, become employees of Seller or its Affiliates to leave their employment with Seller or its Affiliates; provided, however, the foregoing shall not prohibit general solicitations of employment not specifically directed toward employees of Seller or its Affiliates or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any employee of Seller or its Affiliates who presents himself or herself for employment without direct or indirect solicitation by Purchaser or any Affiliate of Purchaser.

          (b) For a period of one (1) year after the Closing Date, Seller shall not, and shall cause its Affiliates not to cause, solicit, induce or encourage any Continuing Employees to leave their employment with Purchaser or its Affiliates; provided, however, the foregoing shall not prohibit general solicitations of employment not specifically directed toward Continuing Employees or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any Continuing Employee who presents himself or herself for employment without direct or indirect solicitation by Seller or any Affiliate of Seller.
     7.12 Non-Competition.
          (a) Except with the prior written consent of Purchaser, during the period commencing immediately after the Closing and ending two (2) years from the Closing Date (unless only a shorter maximum period is permitted by applicable Law, in which case, during such shorter period), the Seller shall not, and shall cause its controlled Affiliates (the Seller together with its controlled Affiliates, the “Restricted Entities”) not to compete with the Business (as such business is conducted immediately prior to the Closing Date) in Puerto Rico (such business, as so conducted, a “Competing Business”);
          (b) Notwithstanding any provision to the contrary in this Section 7.12, any Restricted Entity may:
          (i) purchase or otherwise acquire by merger, purchase of assets, stock or controlling interest or otherwise any Person or business or engage in any similar merger and acquisition activity with any Person (such acquired Person, the “Acquired Entity”), so long as:
          (A) a Restricted Entity divests (or enters into an agreement to divest) within one year of such acquisition any portion of such business that would cause non-compliance with Section 7.12(a); or
          (B) such Person is a De Minimis Business;
          (ii) acquire, own or manage for the account of third parties through a mutual fund, employee benefit plan, trust account or similar investment pool or vehicle, any class of security of any Person regardless of whether such Person engages in the Competing Business;
          (iii) hold or make investments not in excess of five percent of the outstanding securities of any corporation if such securities are listed on a nationally recognized securities exchange; or
          (iv) engage in any rental or leasing of real property (including to any Competing Business or to any Person who conducts any Competing Business).
          (c) In the event any controlled Affiliate of the Seller ceases to be a controlled Affiliate of the Seller, the provisions of this Section 7.12 shall no longer apply to such Person.

          (d) Exceptions set forth in either of Section 7.12(b) or (c) are set forth therein for the avoidance of doubt, as such exceptions cover actions not necessarily restricted by Section 7.12(a), and no inference shall be drawn that the activities described in either such Section 7.12(b) or (c) are in any way restricted or limited by the restrictions set forth in Section 7.12(a).
          (e) “De Minimis Business” means:
          (i) any equity investment by any Restricted Entity in any Person in which (x) the Restricted Entities collectively do not have a right to designate a majority, or such higher amount constituting a controlling number, of the members of the board of directors (or similar governing body) of such Person, (y) the Restricted Entities collectively hold not more than twenty percent (20%) of the outstanding voting securities or similar equity interest, or (z) the Restricted Entities collectively hold not more than five percent (5%) of any class of equity securities of a Person whose securities are publicly traded on a nationally recognized securities exchange; provided, in the case of clauses (x), (y) and (z), that no Restricted Entity controls the management of such Person; or
          (ii) any business activity that would otherwise violate Section 7.12(a) that is carried on by an Acquired Entity but only if, at the time of such acquisition, the revenues derived from that portion of the Acquired Entity (as defined below) that engages in the Competing Business constitutes less than fifteen percent (15%) of the annual gross revenues of the Acquired Entity.
     In the event of a breach by the Seller or any other Restricted Entity of the terms of this Section 7.12, subject to terms and conditions of this Agreement, Purchaser shall be entitled, if it shall so elect, to institute legal proceedings in any court of competent jurisdiction in New York to enforce the specific performance of such terms by the Seller (or other applicable Restricted Entity) and to enjoin the Seller (or such applicable Restricted Entity) from any further violation of this Section 7.12.
     7.13 Supplements and Amendment of the Disclosure Schedules.
          (a) From the date hereof through the Closing Date, Seller shall give reasonably prompt written notice to Purchaser after Seller becomes aware of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of Seller contained in this Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of Seller, any of the Companies, any Subsidiary or any other Affiliate of Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Purchaser’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or (v) any Legal Proceeding or investigation by any Governmental Authority (other than inspections in the Ordinary Course of Business) pending or, to the Knowledge of Seller, threatened against a party or the parties relating to the transactions contemplated by this Agreement.
          (b) Seller shall supplement the information set forth on the Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or that is necessary to correct any information in the Disclosure Schedules or in any representation or warranty of Seller which has been rendered inaccurate thereby promptly following discovery thereof. No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 8.1 or the compliance by Seller with any covenant set forth herein or adversely affect Purchaser’s rights to indemnification pursuant to Article IX.
     7.14 Intercompany Contracts. Except as set forth on Schedule 7.14 of the Disclosure Schedules, all contracts, agreements and arrangements (including any Tax sharing or allocation agreements) between and among any of the Companies or the Subsidiaries, on the one hand (in effect as of immediately prior to Closing), and Seller or any of its Affiliates (other than the Companies and the Subsidiaries), on the other hand, shall be terminated in their entirety effective as of the Effective Time by the parties and shall be deemed voided, cancelled and discharged in their entirety. Except as set forth on Schedule 7.14 of the Disclosure Schedule, all intercompany balances between and among any of the Companies or the Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Companies and the Subsidiaries), on the other hand, shall be eliminated by capital contribution, discharge or otherwise in their entirety as of immediately prior to the Effective Time.
     7.15 Tax Matters.
          (a) Tax Returns. Seller shall prepare or cause to be prepared and file or cause to be filed (i) all Income Tax Returns required to be filed by or with respect to the Companies or the Subsidiaries for any taxable period ending on or before the Closing Date, and (ii) all other Tax Returns required to be filed by or with respect to the Companies or the Subsidiaries that are due on or before the Closing Date (after taking into account any extensions) and shall timely pay all Taxes shown due on such returns. All such returns shall be complete and correct and shall be prepared on a basis consistent with the past practices of the Companies. Seller shall provide Purchaser with a copy of any Tax Return to be filed pursuant to this Section 7.15(a) at least twenty (20) days prior to the date of filing for Purchaser’s review and Seller will not file such Tax Return without Purchaser’s consent, which consent shall not be unreasonably withheld or delayed. Purchaser shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns required to be filed by or with respect to any of the Companies or the Subsidiaries and shall timely pay all Taxes shown due on such returns (subject to Seller’s indemnification obligation with respect to such Taxes as described in Section 7.15(b) and Section 9.2(a)), provided that Purchaser shall provide Seller with a copy of any Tax Return to be filed by or with respect to any of the Companies or the Subsidiaries for any taxable period that begins before but does not end on the Closing Date at least twenty (20) days prior to the date of filing for Seller’s review and consent, which consent shall not be unreasonably withheld or delayed.

          (b) Allocation of Taxes. Seller and Purchaser shall, unless prohibited by applicable state, Commonwealth of Puerto Rico or local Law, cause the Companies and the Subsidiaries to close their Income Tax period on the Closing Date. If applicable Law does not permit the Companies and the Subsidiaries to close their Income Tax period on the Closing Date, the amount of Income Taxes allocable to the portion of such period ending on the Date shall be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date. Any allocation of income or deductions required to determine any Income Taxes relating to such period shall be taken into account as though the relevant taxable period ended on the Closing Date and by means of a closing of the books and records of the Companies and the Subsidiaries on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. Neither Seller, the Companies, the Subsidiaries nor Purchaser shall make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii) (or any similar provision of state, Commonwealth of Puerto Rico or local tax law) to ratably allocate Tax items for any year or taxable period that includes the Closing Date. All other Taxes attributable to taxable periods that include but do not end on the Closing Date shall be allocated as follows: (i) real, personal and intangible property Taxes shall allocated in proportion to the number of days in each such period and (ii) Taxes (other than Income Taxes and Taxes subject to clause (i) immediately above) shall be computed as if such taxable period ended as of the close of business on the Closing Date.
          (c) Tax Refunds. Any refund (including any interest with respect thereto) of Taxes of the Companies and the Subsidiaries attributable to any taxable period (or portion thereof, determined under Section 7.15(b)) ending on or before the Closing Date shall be the property of Seller, and if such refund is received by Purchaser, the Companies or the Subsidiaries or any of their Affiliates, Purchaser shall promptly notify Seller of such refund and pay over to Seller the amount of such refund. All other refunds of Taxes shall be for the account of Purchaser.
          (d) Tax Contests. If notice of any claim, audit, examination, or other proposed change or adjustment by any taxing authority, as well as any notice of assessment and any notice and demand for payment, concerning any Taxes for any taxable period (or portion thereof, as determined under Section 7.15(b)) ending on or before the Closing Date (a “Tax Proceeding”) shall be received by Purchaser, Purchaser shall promptly inform Seller in writing of such Tax Proceeding. Seller shall have the right, at its expense to represent the interests of the Companies or the Subsidiaries and control the prosecution, defense and settlement of any Tax Proceeding relating exclusively to taxable periods ending on or before the Closing Date; provided, however, to the extent (and only to the extent) that the resolution of any such Tax Proceeding is reasonably certain to (as reasonably determined by Seller) have a material negative impact on the Companies or the Subsidiaries in any taxable period that does not end on or before the Closing Date, Seller shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of the portion of such Tax Proceeding that may so impact the Companies or the Subsidiaries and shall not settle such portion of the Tax Proceeding without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. Purchaser shall represent, at its expense, the interests of the Companies and the Subsidiaries in any Tax Proceeding relating to any taxable period that begins before the Effective Time and ends after the Effective Time; provided, however, that (i) Purchaser shall allow Seller and its counsel to participate in any such Tax Proceeding at Seller’s sole expense; (ii) Purchaser shall keep Seller fully and timely informed with respect to the commencement, status and nature of such Tax Proceeding; and (iii) if the results of any such Tax Proceeding involve an issue that is the subject of indemnification by Seller pursuant to Section 9.2 or for which a refund may be available to Seller, then Purchaser and Seller shall, subject to the indemnification procedures set forth in Section 9.4 to the extent not inconsistent with this Section 7.15(d), jointly control the prosecution, defense and settlement of any such Tax Proceeding; each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Purchaser shall have sole control of any Tax Proceeding relating exclusively to periods beginning after the Closing Date.
          (e) Exclusivity. In the event of a conflict between the provisions of this Section 7.15, on the one hand, and the provisions of Article IX, on the other, the provisions of this Section 7.15 shall control.
          (f) Carry Back of Losses. Purchaser agrees that it shall not, and shall not cause or permit the Companies or the Subsidiaries to, carry back to any taxable period ending at or prior to the Closing Date any net operating loss or other Tax attribute and further agrees that Seller has no obligation under this Agreement or otherwise to return or remit any refund or other Tax benefit attributable to a breach by Purchaser of the foregoing undertaking.
          (g) 280G. With respect to each employee of the Companies or the Subsidiaries who is, or would reasonably be expected to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code), the Company shall use its commercially reasonable efforts to (i) ensure that any payments or economic benefit that would otherwise constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) shall be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(A)(ii) of the Code, and (ii) take all actions necessary to so exempt such payments (including, without limitation, obtaining any necessary waivers or consents from such “disqualified individuals”) as soon as reasonably practicable following the date of this Agreement. Within a reasonable period of time prior to taking such actions, Seller shall deliver to Purchaser and its counsel for review and comment a copy of any documents or agreements necessary to effect this Section 7.15(g), including but not limited to, any consent form, disclosure statement or waiver.
          (h) Section 338(h)(10) Election.
          (A) At the sole option of Purchaser, Seller shall make a joint election with Purchaser under Section 338(h)(10) of the Code (and any comparable election under state or local Tax law) with respect to the purchase of the stock of WAPA, LIN TV of San Juan and WNJX-TV, Inc. (the “Elections”). If Purchaser exercises its option to have the Elections made pursuant to this Section 7.15(h), Seller agrees to (i) provide Purchaser with any information reasonably requested by Purchaser to permit the Elections to be made and (ii) take all actions reasonably requested by Purchaser to effect and preserve timely the Elections (including filing such forms, returns, elections, schedules and other documents reasonably requested by Purchaser to effect and preserve such Elections in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury regulations (or any comparable provisions under state or local Tax law)). If Purchaser exercises its option to have the Elections made pursuant to this Section 7.15(h), Seller represents that their sale of the stock of WAPA, LIN TV of San Juan and WNJX-TV, Inc. is eligible for, and Purchaser represents that it is qualified to make, such Elections. The Seller and Purchaser shall, on or before the date that is one hundred and twenty (120) days following the Closing Date, exchange completed and executed copies of IRS Form 8023, required schedules thereto and any similar state or local Tax forms. If any changes are required in those Tax forms as a result of information that is available after the date the Elections are made, parties will promptly agree on and make such changes.
          (B) If Purchaser exercises its option to have the Elections made pursuant to this Section 7.15(h), following the Closing Date, Purchaser shall, as promptly as practical, prepare a schedule showing the allocation of the Purchase Price, liabilities and other relevant items among the assets of the Companies (which, for purposes of this Section 7.15(h)(B) shall include WNJX-TX, Inc.) that are deemed to have been acquired pursuant to Section 338(h)(10) of the Code (or comparable provision of state or local Tax law) (the “Price Allocation”). The Price Allocation shall be made in accordance with all relevant provisions of the Code (or applicable state or local Tax law). If, within ten (10) Business Days after receipt of the Price Allocation, Seller notifies Purchaser in writing that Seller objects to the allocation of one or more items reflected in the Price Allocation, Seller and Purchaser shall negotiate in good faith to resolve such dispute. If Seller and Purchaser fail to resolve such dispute within ten (10) Business Days, an independent third party mutually agreeable to the Seller and Purchaser shall, acting reasonably, determine the final Price Allocation. The allocation reflected in the Price Allocation shall be binding on the parties hereto, and the Seller and Purchaser agree to act (and cause their respective Affiliates to act) in accordance with the Price Allocation in the preparation, filing and audit of any Tax Return, including IRS Form 8594 or any equivalent statement and not to take (or permit any of their Affiliates to take) any tax reporting position that is inconsistent with such Price Allocation unless otherwise required by Law. If, as a result of a change in circumstances after the Price Allocation is provided to the Seller, the Purchase Price is adjusted, then Purchaser shall notify Seller of its proposed reallocation of the Purchaser Price and the Purchaser and Seller agree to file (and cause their respective Affiliates to file) any amended Tax Returns as necessary to properly reflects such reallocation; provided that if Seller disagrees with the Purchaser’s proposed reallocation in writing within ten (10) Business Days of being notified of such proposed reallocation, the same procedures that apply above with respect to the Price Allocation shall apply with respect to the proposed reallocation.
     7.16 Insurance. For a period of one (1) year from the Closing Date, Seller shall cause its director and officer insurance policy to be made available, at Seller’s expense, for the benefit of the directors and officers of the Companies and Subsidiaries who on or prior to the Closing

Date were directors and officers of any of the Companies or the Subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of any of the Companies or the Subsidiaries at any time prior to Closing.
     7.17 Release of Indemnity Obligations. Seller, on or prior to the Closing, shall execute and deliver to the Company, for the benefit of each of the Companies and each of the Subsidiaries, a general release and discharge, in form and substance satisfactory to Purchaser, releasing and discharging the Companies and each of the Subsidiaries from any and all obligations to pay or indemnify Seller or its Affiliates, guarantee or secure its or their obligations or otherwise hold it or them harmless pursuant to any agreement or other arrangement entered into prior to the Closing.
     7.18 Resignations. Seller will deliver at the Closing the resignation of all of the directors of each of the Companies and each of the Subsidiaries, effective as of the Closing, except for such directors that Purchaser specifies in writing to Seller prior to the Closing Date.
     7.19 Transaction Expenses. Seller shall cause the Company to forward all invoices for Transaction Expenses to the Seller and, on or before the Closing Date, Seller shall have made payment or reimbursed the Company for each Transaction Expense, other than the fees and expenses that are estimated for services to be performed after the Closing Date or for services performed prior to the Closing Date for which the Company has not yet been billed, all of which fees and expenses shall be paid by Seller as they are later incurred or billed. Seller hereby indemnifies Purchaser and the Companies and the Subsidiaries for all Transaction Expenses.
     7.20 Control of the Stations. Prior to the Closing Date, Purchaser shall not, directly or indirectly, control, supervise or direct or attempt to control, supervise or direct, the operations of the Stations; those operations, including complete control and supervision of all of the Stations’ employees and policies shall be the sole responsibility of Seller, but Purchaser shall be entitled to reasonable inspection of the Stations and assets (upon reasonable prior notice and approval of Seller, which shall not be unreasonably withheld) during normal business hours with the purpose that an uninterrupted and efficient transfer of the businesses of the Companies and the Subsidiaries may be accomplished. After the Closing, Seller shall have no right to control the Stations and Seller shall have no reversionary rights in the Stations.
     7.21 Damage or Destruction. If any damage or destruction of any of the assets of the Companies or the Subsidiaries occurs at any time after the date hereof but prior to Closing (i) Seller does not replace or restore such assets before the Effective Time, and (ii) the Closing occurs, then (1) Seller shall pay any deductibles due under applicable insurance policies and assign, convey and deliver to Purchaser all insurance proceeds received and all of Seller’s right, title and interest to proceeds (including the right to prosecute any claims) receivable by Seller in connection with such damages, destruction or other event (net of any retrospective premium, payback or similar obligations in applicable insurance policies), and (2) Purchaser shall not be entitled to any other compensation, including any payment pursuant to Article IX hereof, with respect to the assets so damaged or destroyed. If any damage or destruction of any of the assets of the Companies or the Subsidiaries occurred at any time prior to the date hereof but Seller has not replaced or restored such assets before the Effective Time and insurance proceeds due with respect to such damage or destruction remain unpaid to the Companies and the Subsidiaries at

Closing, and the Closing occurs, then (1) Seller shall pay any deductibles due under applicable insurance policies and assign, convey and deliver to Purchaser all insurance proceeds received and all of Seller’s right, title and interest to proceeds (including the right to prosecute any claims) receivable by Seller in connection with such damages, destruction or other event (net of any retrospective premium, payback or similar obligations in applicable insurance policies), and (2) Purchaser shall not be entitled to any other compensation, including any payment pursuant to Article IX hereof, with respect to the assets so damaged or destroyed. To the extent necessary to accomplish any of the foregoing, Seller shall, at Closing, and thereafter Seller shall, as reasonably necessary, execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items.
     7.22 FCC Fees. The regulatory fees payable to the FCC for the FCC Authorizations for the FCC’s fiscal year 2007 (October 1, 2006-September 30, 2007) or any subsequent year shall be allocated between Seller and Purchaser for the portion of the applicable fiscal year ending on the Closing Date and the portion of the applicable fiscal year after the Closing Date, respectively, in proportion to the number of days in such period. The party holding such FCC Authorizations on the date such regulatory fees are due shall be responsible for paying such regulatory fees and shall provide notice to the non-paying party that such regulatory fees were paid to the FCC. The non-paying party shall reimburse the paying party for the non-paying party’s portion of such fees promptly, but in no event later than five (5) Business Days after receipt of notice from the paying party that such fees were paid to the FCC, along with evidence of such payment.
     7.23 Tangible Personal Property. No later than two (2) days prior to Closing, Seller shall deliver to Purchaser an update of Schedule 5.11(a) of the Disclosure Schedules setting forth the Tangible Personal Property as of the date prior to the date of such delivery.
     7.24 Cooperation with Litigation. Purchaser shall, and shall cause the Companies, the Subsidiaries and each of their respective officers, employees, directors, agents and representatives, at Seller’s cost and expense for reasonable, documented, out-of-pocket expenses, to, (i) cooperate with Seller and its accountants and legal counsel, as reasonably directed by Seller, in all aspects of the litigation retained by Seller pursuant to Section 9.2(a)(vi), including by responding to questions, depositions, administrative proceedings and court hearings, executing documents or affidavits, cooperating with insurance company personnel and requests, making appropriate individuals available at reasonable times and upon reasonable notice to answer questions, providing testimony or providing all information that is available for access or within the possession of Purchaser, the Companies, the Subsidiaries or individuals within such Person’s control or influence; provided that such cooperation shall be conducted in a manner to minimize any disruption to the Business to the extent reasonably practicable, and (ii) not communicate with any party(ies), their legal counsel or others adverse to the Companies or Subsidiaries in any such litigation except through Seller’s designated legal counsel.
     7.25 Financial Statements.
     (a) Seller shall use its commercially reasonable efforts to deliver to Purchaser the (i) audited balance sheet for each of S&E Network and Televicentro as at December 31, 2006 and the related audited statements of income and of cash flows for each of S&E Network and

Televicentro for the year then ended on or before February 15, 2007 and (ii) unaudited financial statements for all Companies and Subsidiaries for the period ending September 30, 2006 no later than November 1, 2006.
     (b) Following the Closing, Seller shall provide (i) Purchaser (or any of its Affiliates) and its accountants with reasonable access to its personnel, accountants and information reasonably necessary to assist Purchaser (or such Affiliate) and its accountants in preparing audited financial statements for the Companies and Subsidiaries for periods related to the time period of Seller’s ownership of the Companies and Subsidiaries (the “Consolidated Audited Financial Statements”) and (ii) will otherwise comply with reasonable requests from such accountants and Purchaser (or any of its Affiliates) related to the preparation of such Consolidated Audited Financial Statements and the inclusion of such Consolidated Audited Financial Statements in any offering document prepared after the closing relating to an offering of securities including any such requests to provide such representations and/or certificates as would customarily be required to be provided to such accountants by Seller as a predecessor owner of the business in connection with the issuance of such Consolidated Audited Financial Statements. Purchaser (or an Affiliate) shall pay all reasonable out-of pocket and documented costs incurred by Seller in connection with the performance of its obligations pursuant to this Section 7.25(b).
     7.26 Power of Attorney. Seller shall grant to Purchaser at the Closing an irrevocable power of attorney coupled with a interest, in customary form, granting Purchaser the power and authority to approve addenda and amendments to any Contracts for Program Rights with Warner Bros. and its Affiliates, which power of attorney shall contain a customary indemnity from Purchaser in favor of Seller with respect to actions taken by Purchaser pursuant to such power of attorney.
ARTICLE VIII
CONDITIONS TO CLOSING
     8.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part in its sole discretion):
          (a) The representations and warranties of Seller contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date; provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties (disregarding materiality and Material Adverse Effect qualifiers for purposes of the satisfaction of this condition) taken together result in a Material Adverse Effect;

          (b) Seller shall have performed and complied with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except where such failure to perform is immaterial (other than the obligations and agreements that are (i) qualified as to materiality or Material Adverse Effect, (ii) qualified by a dollar threshold for compliance or (iii) set forth in Section 7.2(b)(i), (ii), (iii), (iv) and (v) and Section 7.2(c), each of which shall have been complied with in all respects on or prior to the Closing Date), and Purchaser shall have received from Seller a certificate to the effect set forth in clause (a) and this clause (b), signed by a duly authorized officer thereof;
          (c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (d) the waiting period applicable to the transactions contemplated by this Agreement under the Antitrust Laws shall have expired or early termination shall have been granted;
          (e) Seller shall have delivered, or caused to be delivered, to Purchaser certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers;
          (f) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed and acknowledged affidavit of the appropriate Affiliate of Seller, substantially in the form attached hereto as Exhibit A, stating that such Affiliate of Seller is not a “foreign person” as defined in Section 1445 of the Code;
          (g) the FCC Consent shall have been granted by the FCC, and the FCC Consent shall have become a Final Order; provided however, that the condition that the FCC Consent shall have become a Final Order may be waived by Purchaser in its sole option;
          (h) All authorizations, consents, orders and approvals of all Governmental Bodies and all third party consents included on Schedule 8.1(h) to the Disclosure Schedules shall have been received and shall be satisfactory in form and substance to Purchaser in its reasonable discretion, and with respect to the consents for Material Contracts set forth on Schedule 8.1(h) to the Disclosure Schedules, such consent shall include provisions for the removal of Seller as a party to such Material Contracts, if applicable, and with respect to such Material Contracts where Seller is a party, the Companies and Subsidiaries shall be released and indemnified by Seller for liabilities thereunder unrelated to the Business;
          (i) (i) Televicentro (with a copy to Seller and Purchaser) shall have received a pro forma ALTA Owner’s Policy of Title Insurance for the Owned Real Property located in the Pueblo Viejo Ward of Guaynabo (the “Title Policy”), binding the issuing title company to issue effective as of the Closing Date the Title Policy in due course following closing; in customary form for commercial owner’s policies of title insurance issued on property located within Puerto Rico, and insurance amount of $20,000,000, with no exceptions other than Permitted Exceptions (it being understood that for purposes of the foregoing, specific title exceptions that are included within clause (vii) of the definition of Permitted Exceptions (and are not otherwise excluded from the definition of Permitted Exceptions by the proviso at the end of such definition), shall be deemed Permitted Exceptions in Schedule B of the Title Policy, but the text of clause (vii) shall not be a Permitted Exception in such Schedule B), and with the cost of the related title search and the premium for the basic Title Policy (excluding any additional endorsements and/or affirmative coverages Purchaser may desire to purchase for Televicentro, if any) to be shared equally between Seller and Purchaser at closing; (ii) together with (A) a non-imputation endorsement as to any losses sustained under the basic Title Policy (excluding any losses under any and all additional endorsements and/or affirmative coverages Purchaser may desire to purchase, if any), the cost of which endorsement shall be paid by Purchaser and (B) an endorsement removing the survey exception (at Purchaser’s cost); (iii) Televicentro (with a copy to Seller and Purchaser) shall have received an as-built ALTA Survey of the Owned Property located in the Pueblo Viejo Ward of Guaynabo, prepared by a surveyor licensed in the Commonwealth of Puerto Rico acceptable to Purchaser and the Title Company, containing a standard ALTA surveyor’s certificate, the cost of such survey to be paid by Purchaser; and (iv) Seller shall have delivered to the title company issuing the Owner’s Policy (A) a standard seller’s affidavit to remove standard printed exceptions, capable of deletion within the jurisdiction, but in any event Seller shall not be required to indemnify title company for any matters that would be Permitted Exceptions and (B) a nonimputation affidavit necessary to issue the nonimputation endorsement;
          (j) At Closing, all obligations of the Companies and the Subsidiaries with respect to the Credit Agreement and related documentation and agreements shall have been paid in full, and all obligations, commitments, liabilities, security interests and guaranties of the Companies and the Subsidiaries in connection therewith shall have been terminated and released and Seller shall have provided evidence of such repayment, termination and release to Purchaser;
          (k) At Closing, all obligations, commitments, liabilities, security interests and guaranties of the Companies and the Subsidiaries with respect to the Indentures and related documentation and agreements listed in paragraphs 3, 4 and 5 on Schedule 5.13(a)(v) of the Disclosure Schedules shall have been terminated and released and Seller shall have provided evidence of such termination and release to Purchaser;
          (l) No Legal Proceeding shall have been commenced or threatened by or before any Governmental Body that, in the reasonable, good faith determination of the Purchaser, is reasonably likely to (i) prohibit or impose limitations on the Purchaser’s ownership or operation of all or a material portion of its or the Companies’ businesses or assets (or those of any of the Subsidiaries) or (ii) impose limitations on the ability of Purchaser or its Affiliates, or render Purchaser or its Affiliates unable, to acquire or hold or exercise effectively all rights of ownership of the Shares, or effectively to control the business, assets or operations of the Companies or the Subsidiaries in any material respect;
          (m) Purchaser shall have received letters of resignation from the directors of each of the Companies and each of the Subsidiaries;
          (n) There shall not have occurred any change, event or development that has had or is reasonably likely to have a Material Adverse Effect;

          (o) The pending FCC application for renewal for station WNJX-TV shall have been granted by the FCC or its staff acting under delegated authority and such grant shall have become a Final Order. The requirement that the FCC grant of the WNJX-TV renewal application shall become a Final Order may be waived by Purchaser in its sole option;
          (p) No proceeding shall be pending the effect of which is reasonably likely to be the revocation, cancellation, failure to renew, suspension or material adverse modification of any FCC Authorization; provided, however, that such proceeding shall not be the result of actions or omissions of Purchaser; and
          (q) Purchaser shall have received an executed counterpart of the Transition Services Agreement signed by each party other than Purchaser.
     8.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part in its sole discretion):
          (a) The representations and warranties of Purchaser contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date;
          (b) Purchaser shall have performed and complied with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except where such failure to perform is immaterial (other than the obligations and agreements that are qualified as to materiality or Material Adverse Effect, each of which shall have been complied with in all respects on or prior to the Closing Date), and Seller shall have received from Purchaser a certificate to the effect set forth in clause (a) and this clause (b), signed by a duly authorized officer thereof;
          (c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (d) the waiting period applicable to the transactions contemplated by this Agreement under the Antitrust Laws shall have expired or early termination shall have been granted; and
          (e) the FCC Consent shall have been granted by the FCC.
     8.3 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in Section 8.1 or 8.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE IX
INDEMNIFICATION
     9.1 Survival of Representations and Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall survive the Closing until two (2) years after the Closing Date, except that (a) the representations and warranties in Sections 5.1, 5.2, 5.4(a), 5.6, 5.20, 6.1, 6.2, 6.5 and 6.6 shall survive indefinitely; (b) the representations and warranties in Section 5.9 shall survive the Closing until the close of business on the 120th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof); and (c) the representations and warranties in Section 5.18 relating to environmental matters shall survive until five (5) years following the Closing Date. All of the covenants made by each party in this Agreement shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing indefinitely until all obligations with respect to any such covenants are fulfilled in their entirety.
     9.2 Indemnification by Seller.
          (a) Subject to Sections 9.1 and 9.5 hereof and to the last sentence of this Section 9.2(a), Seller hereby agrees to indemnify and hold Purchaser, the Companies, the Subsidiaries and their respective directors, officers, employees, Affiliates, stockholders, partners, members, agents, attorneys, representatives and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any Losses incurred by any of the Purchaser Indemnified Parties based upon or arising directly from (i) any breach of the representations and warranties made by Seller in this Agreement except for Section 5.9 and so much of Section 5.15(c) as it relates to withholding Taxes, (ii) any breach of the covenants or agreements made by Seller in this Agreement, (iii) any Taxes imposed on the Companies or the Subsidiaries for any taxable period or portion thereof (determined in accordance with Section 7.15(b)) ending on or before the Closing Date, except to the extent reflected in the calculation of Closing Working Capital, (iv) Taxes, if any, imposed on the Companies or the Subsidiaries by reason of Treasury Regulation Section 1.1502-6(a) (or any similar provision of state, Commonwealth of Puerto Rico or local Law) by reason of being a member of an Affiliated Group on or before the Closing Date, (v) liabilities for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of Taxes and (vi) those litigation matters listed on Schedule 5.16 of the Disclosure Schedules as of the Closing Date (as the same is required to be updated pursuant to Section 7.13). Notwithstanding any other provision of this Agreement to the contrary, any indemnity for Tax matters is limited solely to Losses relating to Taxes due and payable for any period (or portion thereof) ending on or before the Closing Date, except for Damages arising out of or otherwise related to the breach of the representations and warranties set forth in Sections 5.9(d), 5.9(e), and 5.9(h) and any such indemnification with respect to such breaches of representations and warranties shall be subject to the limitations in Section 9.5(b).
          (b) Purchaser acknowledges and agrees that Seller shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Purchaser or any other Person (other than Seller in breach of this Agreement) after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to the Loss.
     9.3 Indemnification by Purchaser.
          (a) Subject to Sections 9.1 and 9.5, Purchaser hereby agrees to indemnify and hold Seller and its directors, officers, employees, Affiliates, stockholders, partners, members, agents, attorneys, representatives and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any Losses asserted against, incurred, sustained or suffered by any of the Seller Indemnified Parties as a result of, based upon, arising out of or relating to (a) any breach of the representations or warranties made by Purchaser in this Agreement, (b) any breach of the covenants or agreements made by Purchaser in this Agreement and (c) except as otherwise provided in Section 9.2(a), all Liabilities of any of the Companies or the Subsidiaries arising on, before or after the Closing Date, including any Taxes imposed on any of the Companies or the Subsidiaries on or after the Closing Date.
          (b) Seller shall take and cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to the Loss.
     9.4 Indemnification Procedures.
          (a) In order for an indemnified party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person against an indemnified party (a “Third Party Claim”), the indemnified party shall promptly provide written notice of the assertion of any Third Party Claim with such information with respect thereto as the indemnifying party may reasonably request. The failure to provide such notice, however, shall not release the indemnifying party from any of its obligations under this Article IX except to the extent that the indemnifying party is materially prejudiced by such failure.
          (b) If the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party against any and all Losses that may result from a Third Party Claim pursuant to the terms of this Agreement, the indemnifying party shall have the right, at its sole option and expense, to assume the defense thereof with counsel of its choice, which must be reasonably satisfactory to the indemnified party. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against hereunder, it shall within thirty (30) days of the indemnifying party’s receipt of notice and requested information from the indemnified party pursuant to Section 9.4(a) notify the indemnified party of its intent to do so. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period after receipt of notice of such Third Party Claim by the indemnified party during which the indemnifying party has failed to assume the defense thereof. If the indemnifying party does not expressly assume the defense of such Third Party Claim, the indemnified party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the indemnifying party assumes the defense of any Indemnification Claim, the indemnified party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate, or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. If the indemnifying party assumes the defense of any Third Party Claim, the indemnified party shall, at the indemnifying party’s expense, cooperate with the indemnifying party in such defense and make available to the indemnifying party all witnesses, pertinent records, materials and information in the indemnified party’s possession or under the indemnified party’s control relating thereto as is reasonably required by the indemnifying party. If the indemnifying party assumes the defense of any Third Party Claim, the indemnifying party shall not, without the prior written consent of the indemnified party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the indemnified party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the indemnified party other than solely the payment of money damages for which the indemnified party will be indemnified hereunder. If a settlement offer solely for money damages is made by the applicable third party claimant and does not include any of the matters listed in clauses (i), (ii) and (iii) of the immediately preceding sentence, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 9.5, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Third Party Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Third Party Claim that the indemnifying party has an obligation to pay hereunder, subject to the applicable limitations of Section 9.5, shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Third Party Claim through the date of its rejection of the settlement offer, or (B) the aggregate Losses of the indemnified party with respect to such Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.
          (c) The indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by the indemnifying party of the amount of actual Losses in connection therewith, as and when bills are received by the indemnifying party or Losses incurred have been notified to the indemnifying party, together with interest on any amount not repaid as necessary to the indemnified party by the indemnifying party within five (5) Business Days after receipt of notice of such Losses, from the date such Losses have been notified to the indemnifying party, at the rate of interest described in Section 3.4(f).

          (d) The indemnifying party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the indemnified party.
          (e) In the event any indemnified party should have a claim against any indemnifying party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with such information with respect thereto as the indemnifying party may reasonably request with reasonable promptness to the indemnifying party. The failure to provide such notice, however, shall not release the indemnifying party from any of its obligations under this Article IX except to the extent that the indemnifying party is materially prejudiced by such failure and shall not relieve the indemnifying party from any other obligation or liability that it may have to the indemnified party or otherwise than pursuant to this Article IX. If the indemnifying party does not notify the indemnified party within thirty (30) days following its receipt of such notice that the indemnifying party disputes its Liability to the indemnified party hereunder, such claim specified by the indemnified party in such notice shall be conclusively deemed a Liability of the indemnifying party hereunder and the indemnifying party shall pay the amount of such liability to the indemnified party on demand. If the indemnifying party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the indemnified party, the indemnifying party shall pay such lesser amount promptly to the indemnified party, without prejudice to or waiver of the indemnified party’s claim for the difference.
     9.5 Limitations on Indemnification.
          (a) Purchaser Indemnified Party may assert an Indemnification Claim pursuant to Section 9.2(a)(i) with respect to representations and warranties of Seller only to the extent such Purchaser Indemnified Party gives notice of the Indemnification Claim pursuant to Section 9.4(a) prior to the expiration of the applicable time period set forth in Section 9.1 for such representation and warranty. A Purchaser Indemnified Party may assert an Indemnification Claim pursuant to Section 9.2(a)(iii), (iv) or (v), as the case may be, only to the extent such Purchaser Indemnified Party gives notice of the Indemnification Claim in accordance with Section 9.4(a) prior to expiration of the applicable statute of limitations for the matters indemnified under Section 9.2(a)(iii), (iv) or (v). Any Indemnification Claim not made in accordance with Section 9.4(a) by Purchaser Indemnified Parties on or prior to the applicable date set forth in Section 9.1 or herein, and Seller’s indemnification obligations with respect thereto, will be irrevocably and unconditionally released and waived by Purchaser Indemnified Parties.
          (b) Notwithstanding the provisions of this Article IX, Seller shall not have any indemnification obligations for Losses under Section 9.2(a)(i), unless the aggregate amount of all such Losses exceeds $1,300,000, and then only to the extent of such excess. In no event shall the aggregate amount of Losses to be paid by Seller under Section 9.2(a)(i) exceed 50% of the Purchase Price.
          (c) The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies or otherwise, and net of any Tax benefit or detriment actually realized by the indemnified party with respect to such Losses.
          (d) Notwithstanding anything contained in this Agreement to the contrary, Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the Disclosure Schedules hereto), neither Seller nor any other Person is making any express or implied representation or warranty with respect to Seller, the Companies, the Subsidiaries, their respective Affiliates or the transactions contemplated by this Agreement, and Seller disclaims any representations or warranties, whether made by Seller, the Companies or any of their respective Affiliates, officers, directors, employees, agents or representatives. Any claims a Purchaser Indemnified Party may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article V (as modified by the Disclosure Schedules hereto as supplemented or amended). In furtherance of the foregoing, except for the representations and warranties contained in Article V (as modified by the Disclosure Schedules hereto), Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges and agrees that none of the Companies, Seller, any of their respective Affiliates or any other Person will have or be subject to any liability to a Purchaser Indemnified Party or any other Person for, and Seller hereby disclaims all liability and responsibility for, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives, including any confidential memoranda distributed on behalf of the Companies relating to any of the Companies or the Subsidiaries or other publications or data room information provided to Purchaser or its Affiliates or representatives, or any other document or information in any form provided to Purchaser or its Affiliates or representatives in connection with the sale of the Shares and the transactions contemplated hereby (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser or its Affiliates or representatives by any director, officer, employee, agent, consultant, or representative of the Companies or Seller or any of their respective Affiliates) or for Purchaser’s use of any such information.
     9.6 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, Commonwealth of Puerto Rico, local and foreign Income Tax purposes.
     9.7 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, no party shall, in any event, be liable to any other Person, either in contract or in tort, for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other party in advance or could have been reasonably foreseen by such other party (provided that such limitation shall not limit Seller’s right to recover contract damages in connection with Purchaser’s failure to consummate the Closing in violation of this Agreement). The exclusion of consequential, incidental, indirect, special or punitive damages as set forth in the preceding sentence shall not apply to any such damages sought by third parties against a Purchaser

Indemnified Party or a Seller Indemnified Party, as the case may be, in connection with Losses that may be indemnified pursuant to this Article IX.
     9.8 Exclusive Remedy. Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledge and agree that the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement under this Agreement, shall be indemnification in accordance with this Article IX. In furtherance of the foregoing, Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Seller Indemnified Parties or the Purchaser Indemnified Parties, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise).
ARTICLE X
MISCELLANEOUS
     10.1 Payment of Transfer Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. At Closing, Purchaser shall remit its share of such Taxes resulting from the transactions contemplated by this Agreement to Seller or otherwise provide for the payment of such Taxes in a manner satisfactory to Seller. In the event Seller receives written notice assessing Taxes from any tax authority after the Closing Date with respect to such Taxes, Purchaser shall within ten (10) days of receiving written notice from Seller of such Taxes, remit its share of such amounts to Seller.
     10.2 Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, whether or not such transactions are consummated; provided that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid by Seller and not by the Companies or Subsidiaries. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
     10.3 Submission to Jurisdiction; Consent to Service of Process.

          (a) Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereby irrevocably submit to the exclusive personal jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), for itself and with respect to its property, with regard to any such action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such court. Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereby irrevocably waive, to the fullest extent permitted by applicable Law, and agree not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          (b) Each of Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereto hereby consents to process in any manner permitted by the appropriate New York State or federal court.
     10.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. Notwithstanding any oral agreement of the parties or their representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by both parties. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy or any abandonment or discontinuance of steps to enforce such right or power or any course of conduct, by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     10.5 Governing Law. The provisions of this Agreement, all of the documents delivered pursuant hereto, their execution, performance or nonperformance, interpretation, construction and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (whether in tort or contract) shall be governed by the laws, both procedural and substantive, of the State of New York without regard to its conflict of laws provisions that if applied might require the application of the laws of another jurisdiction.
     10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on date of delivery when delivered personally by hand (with written confirmation of receipt) or by facsimile (with written confirmation of transmission) or (b) one (1) Business Day after the day sent if delivered utilizing a next-day service by a recognized next-day courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
     If to Seller, to:
LIN Television Corporation
Attention: Denise M. Parent
Four Richmond Square, Suite 200
Providence, Rhode Island 02906
Fax: (401) 454-2817
     With a copy to (which shall not constitute notice):
Weil, Gotshal & Manges LLP
Attention: Jeffrey B. Hitt, Esq.
200 Crescent Court, Suite 300
Dallas, Texas 75201
Fax: (214) 746-7777
     If to Purchaser, to:
InterMedia Partners VII, L.P.
Attention: Craig Fischer
405 Lexington Avenue, 48th Floor
New York, NY 10174
Fax: (212) 503-2879

     With a copy to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
Attention: David M. Wilf, Esq.
200 Park Avenue
New York, NY 10166
Fax: (212) 351-6277
     10.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     10.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, except as contemplated by Article IX. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other party hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement to any Affiliate of Purchaser in whole or in part without the prior consent of Seller and; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     10.9 Enforcement. Each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which they are entitled hereunder.
     10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
     10.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY

ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     10.12 Time is of the Essence. With regard to the dates and time periods set forth or referred to in this Agreement, TIME IS OF THE ESSENCE.
[The Remainder of This Page Is Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

INTERMEDIA PARTNERS VII, L.P.

By:	InterMedia Partners, L.P.
Its:	General Partner

By:	HK Capital Partners, LLC
Its:	General Partner

By:

Its:

LIN TELEVISION CORPORATION

By:

Name:
Title: